INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.     )

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The Scotts Miracle-Gro Company

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The Scotts Miracle-Gro Company
Proxy Statement for 2008 Annual Meeting of Shareholders

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
December 20, 2007

Dear Fellow Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Miracle-Gro Company will be held at 10:00 a.m., Eastern Time, on Thursday, January 31, 2008, at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be conducted at the Annual Meeting.

The Board of Directors has nominated four directors, each to serve for a term of three years to expire at the 2011 Annual Meeting of Shareholders. The Board of Directors recommends that you vote FOR each of the nominees.

Only shareholders of record at the close of business on December 3, 2007, the record date, are entitled to receive notice of and to vote at the Annual Meeting.

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please record your vote on the accompanying form of proxy and return it promptly in the postage-paid envelope provided. Alternatively, if you are a registered shareholder, you may transmit voting instructions for your common shares electronically via the Internet or telephonically by following the specific instructions on your form of proxy.

Sincerely,

James Hagedorn
President, Chief Executive Officer
and Chairman of the Board

The Scotts Miracle-Gro Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, January 31, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Scotts Miracle-Gro Company (the “Company”) will be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 31, 2008, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect four directors, each to serve for a term of three years to expire at the 2011 Annual Meeting of Shareholders.

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on December 3, 2007 has been fixed by the Board of Directors of the Company as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you may ensure your representation by completing, signing, dating and promptly returning the accompanying form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if you are a registered shareholder, you may ensure that your common shares are voted at the Annual Meeting by submitting your voting instructions electronically via the Internet or telephonically by following the specific instructions on your form of proxy. Voting your common shares by returning the accompanying form of proxy, electronically through the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and wish to revoke your previous vote.

By Order of the Board of Directors,

James Hagedorn
President, Chief Executive Officer
and Chairman of the Board

14111 Scottslawn Road
Marysville, Ohio 43041
December 20, 2007

Proxy Statement for the
Annual Meeting of Shareholders of

THE SCOTTS MIRACLE-GRO COMPANY

To Be Held on Thursday, January 31, 2008

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

PROXY STATEMENT

for

Annual Meeting of Shareholders
to be held on Thursday, January 31, 2008

GENERAL INFORMATION ABOUT VOTING

This Proxy Statement, along with the accompanying form of proxy, are being furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of The Scotts Miracle-Gro Company, for use at the Annual Meeting of Shareholders of The Scotts Miracle-Gro Company (the “Annual Meeting”) to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 31, 2008, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders of The Scotts Miracle-Gro Company on or about December 20, 2007.

On March 18, 2005, we consummated the restructuring of our corporate structure into a holding company structure by merging The Scotts Company (“Scotts”), which had been the public company, into a newly-created, wholly-owned, second-tier Ohio limited liability company, The Scotts Company LLC (“Scotts LLC”), pursuant to the Agreement and Plan of Merger, dated as of December 13, 2004, among Scotts, Scotts LLC and The Scotts Miracle-Gro Company (the “Restructuring Merger”). As a result of this Restructuring Merger, each common share of Scotts issued and outstanding immediately prior to the consummation of the Restructuring Merger was automatically converted into one fully-paid and nonassessable common share of The Scotts Miracle-Gro Company. The Scotts Miracle-Gro Company became the public company successor to Scotts and Scotts LLC became a direct, wholly-owned subsidiary of The Scotts Miracle-Gro Company. The Restructuring Merger did not affect the new parent holding company’s management, corporate governance or capital stock structure. In addition, the consolidated assets and liabilities of The Scotts Miracle-Gro Company and its subsidiaries (including Scotts LLC) immediately after the Restructuring Merger were the same as the consolidated assets and liabilities of Scotts and its subsidiaries immediately before the Restructuring Merger. The Scotts Miracle-Gro Company and its corporate predecessors, as appropriate, are referred to in this Proxy Statement as the “Company.”

Only holders of record of the Company’s common shares at the close of business on December 3, 2007 will be entitled to receive notice of and to vote at the Annual Meeting. As of December 3, 2007, there were 64,238,715 common shares outstanding. Holders of common shares as of the record date are entitled to one vote for each common share held. There are no cumulative voting rights in the election of directors. Under the Company’s Code of Regulations, a quorum is the presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding common shares entitled to vote.

A form of proxy for use at the Annual Meeting accompanies this Proxy Statement. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the accompanying form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders holding common shares registered directly with the Company’s transfer agent, National City Bank, may transmit their voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Time, on January 30, 2008. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ voting instructions have been properly recorded. If you provide voting instructions through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you hold your common shares in “street name” with a broker/dealer, financial institution or other nominee or holder of record, you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access. If you hold your common shares in “street name,” you are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke any previously-given voting instructions. If you hold your common shares in “street name” and do not provide voting instructions to your broker/dealer within the required time frame before the Annual Meeting, your broker/dealer will have the discretion to vote your common shares on routine matters such as the uncontested election of directors.

If you are a registered shareholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Corporate Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the form of proxy and electing revocation as instructed or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: (1) executing and returning to the Company a later-dated form of proxy; (2) voting in person at the Annual Meeting; (3) submitting a later-dated electronic vote through the Internet site; or (4) voting by telephone using the toll-free telephone number stated on the form of proxy at a later date. Attending the Annual Meeting will not, in and of itself, constitute revocation of a previously-appointed proxy.

Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail by directors, officers and regular employees of the Company, none of whom will receive additional compensation for such solicitation activities. The Company will reimburse its transfer agent, National City Bank, as well as broker/dealers, financial institutions and other custodians, nominees and fiduciaries, for their standard charges and expenses for forwarding proxy materials to the beneficial shareholders. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access fees and telephone service fees described above.

If you participate in The Scotts Company LLC Retirement Savings Plan (the “RSP”) and common shares have been allocated to your account in the RSP, you will be entitled to instruct the trustee of the RSP how to vote such common shares. You may receive your form of proxy with respect to your RSP common shares separately. If you do not give the trustee of the RSP voting instructions, the trustee will not vote such common shares at the Annual Meeting.

If you participate in The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (the “Discounted Stock Purchase Plan”), you will be entitled to vote the number of common shares credited to your custodial account (including any fractional common shares) on any matter submitted to the Company’s shareholders for consideration at the Annual Meeting. If you do not vote or grant a valid proxy with respect to the common shares credited to your custodial account, those common shares will be voted by the custodian under the Discounted Stock Purchase Plan in accordance with any stock exchange or other rules governing the custodian in the voting of common shares held for customer accounts.

The results of shareholder voting at the Annual Meeting will be tabulated by or under the direction of the inspector of election appointed by the Company’s Board of Directors for the Annual Meeting. Common shares represented by properly executed forms of proxy returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “For All,” “Withhold All” or “For All Except” or are not marked at all.

Those common shares represented by properly executed forms of proxy, or properly authenticated voting instructions recorded electronically through the Internet or by telephone, that are timely received prior to the Annual Meeting and not revoked, will be voted as specified by the shareholder. The common shares represented by valid proxies timely received prior to the Annual Meeting which do not specify how the common shares should be voted will be voted FOR the election as directors of the Company of each of the four nominees of the Board of Directors listed below under the caption “ELECTION OF DIRECTORS.” No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

ELECTION OF DIRECTORS

There are currently 12 individuals serving as members of the Board of Directors of the Company, divided into three classes with regular three-year staggered terms. The Class I directors hold office for terms expiring at the Annual Meeting, the Class II directors hold office for terms expiring in 2009 and the Class III directors hold office for terms expiring in 2010. Gordon F. Brunner, who has served as a Class II director since 2003, will continue to serve as a director of the Company until the Company’s next regularly scheduled Board of Directors’ meeting at which time he will retire. The Company anticipates that, by the time of or shortly after the next regularly scheduled Board of Directors’ meeting, an individual will be identified for consideration and recommendation by the Company’s Governance and Nominating Committee, and appointed by the Company’s Board of Directors, to fill the vacancy created by Mr. Brunner’s retirement in accordance with the Company’s Code of Regulations and other governing documents.

At the Annual Meeting, four Class I directors will be elected. The four individuals currently serving as Class I directors — James Hagedorn, Karen G. Mills, Nancy G. Mistretta and Stephanie M. Shern — have been designated by the Board of Directors as nominees for re-election as directors of the Company at the Annual Meeting. The nomination of each individual was recommended to the Board of Directors by the Governance and Nominating Committee.

The individuals elected as Class I directors at the Annual Meeting will hold office for a three-year term to expire at the Annual Meeting of Shareholders of the Company to be held in 2011 and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The individuals named as proxies in the form of proxy solicited by the Board of Directors intend to vote the common shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director of the Company if elected. If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Governance and Nominating Committee.

The following information, as of December 3, 2007, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director or nominee for re-election as a director, has been furnished to the Company by each director or nominee. Except where indicated, each director or nominee has had the same principal occupation for the last five years.

Nominees Standing for Re-Election to the Board of Directors

Class I — Terms to Expire at the 2011 Annual Meeting

James Hagedorn, age 52, Chairman of the Board of Directors of the Company since January 2003, Chief Executive Officer of the Company since May 2001, President of the Company since November 2006 and Director of the Company since 1995
     Mr. Hagedorn has served as the Chairman of the Board of Directors of the Company since January 2003, as Chief Executive Officer of the Company since May 2001 and as President of the Company since November 2006. He also served as President of the Company from May 2001 until December 2005. He also serves as a director for Farms For City Kids Foundation, Inc., Nurse Family Partnership, The CDC Foundation, Embry Riddle/Aeronautical University, Northshore University Hospital (New York), Scotts Miracle-Gro Foundation and the Intrepid Sea-Air-Space Museum, all charitable organizations. Mr. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Company.

     Committee Membership: None at this time

Karen G. Mills, age 54, Director of the Company since 1994 and Lead Independent Director since 2006
     Ms. Mills has served as President of MMP Group, a private equity investor and advisor, since 1993. Ms. Mills was a founding partner of Solera Capital, a venture capital firm, in 1999. She is currently a director of Arrow Electronics, Inc., a public company. Ms. Mills is the Chair of the Governor’s Council on Competitiveness and the Economy of the state of Maine and serves on the Board of the Maine Technology Institute. She is also a director of the Maine chapter of the Nature Conservancy.

     Committee Memberships: Audit; Finance (Chair)

Nancy G. Mistretta, age 53, Director of the Company since August 2007

     On August 9, 2007, the Board of Directors of the Company, upon the recommendation of the Governance and Nominating Committee, appointed Ms. Mistretta to fill a vacancy in the Company’s Class I directors. Ms. Mistretta was recommended to the Company’s Governance and Nominating Committee by James Hagedorn, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, who knew Ms. Mistretta from her previous work with JPMorgan. Since February 28, 2005, Ms. Mistretta has been a member of Russell Reynolds Associates, an executive search firm. She is a member of Russell Reynolds Associates’ Not-For-Profit Sector and is responsible for managing executive officer searches for many large philanthropies, with a special focus on educational searches for presidents, deans and financial officers. Based in New York, New York, she is also active in the CEO/Board Services Practice of Russell Reynolds Associates. Prior to joining Russell Reynolds Associates, Ms. Mistretta was with JPMorgan and its heritage institutions for 29 years and served as a Managing Director in Investment Banking from 1991 to 2005.

Committee Membership: Finance

Stephanie M. Shern, age 59, Director of the Company since 2003

     Mrs. Shern is the founder of Shern Associates LLC, a retail consulting and business advisory firm formed in February 2002. From May 2001 to February 2002, Mrs. Shern served as the Senior Vice President and Global Managing Director of Retail and Consumer Products at Kurt Salmon Associates, a management consulting firm specializing in retailing and consumer products. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director of three other public companies: Embarq Corporation, Royal Ahold, and GameStop Corp.

Committee Membership: Audit (Chair)

Directors Continuing in Office
Class II — Terms to Expire at the 2009 Annual Meeting

Arnold W. Donald, age 52, Director of the Company since 2000

     Since January 1, 2006, Mr. Donald has served as the President and Chief Executive Officer for the Juvenile Diabetes Research Foundation International. Before joining the Juvenile Diabetes Research Foundation International in 2006, Mr. Donald founded Merisant Company, whose products include the sweeteners Equal® and Canderel®, where he held the position of Chairman of the Board and Chief Executive Officer from its inception in 2000 through June of 2003, and continued to serve as Chairman of the Board through 2005. He serves as a director of four other public companies: Crown Holdings, Inc.; Oil-Dri Corporation of America; The Laclede Group, Inc.; and Carnival Corporation, and is also a director of two privately-held companies: DHR International and Atlas Holdings LLC. Mr. Donald serves as a director for numerous educational and charitable organizations including the St. Louis Science Center, Missouri Botanical Garden, Opera Theatre of St. Louis, Scotts Miracle-Gro Foundation, St. Louis Art Museum, BJC Health System, Washington University, Dillard University and Carleton College. In 1998, he was appointed by President Clinton to serve on the President’s Export Council for international trade and appointed again to that position by President Bush in November 2002. He is also a member of the Executive Leadership Council, the Kennedy School of Government Dean’s Council and the National Science Teachers Association Advisory Board.

Committee Membership: Compensation and Organization (Chair)

Thomas N. Kelly Jr., age 60, Director of the Company since 2006

     Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corporation from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel Corporation from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer at Nextel Communications from February 2003 until August 2005. He served as Executive Vice President and Chief Marketing Officer at Nextel Communications from 1996 until February 2003. Mr. Kelly serves as a director for Gracenote, a privately-held company located in Emeryville, California, the Greater Washington Sports Alliance in Washington, D.C., Broadsoft, Inc., a privately-held company located in Geitherburg, Maryland, and the Weston Playhouse Theatre Company, a not-for-profit regional theater located in Weston, Vermont. He also volunteers for several school and youth athletic organizations in Northern Virginia.

Committee Memberships: Audit; Innovation & Technology

John S. Shiely, age 55, Director of the Company since January 2007

     On January 25, 2007, the Board of Directors of the Company appointed Mr. Shiely to fill a vacancy in the Company’s Class II directors. Mr. Shiely serves as Chairman of the Board, President and Chief Executive Officer for Briggs & Stratton Corporation (“Briggs & Stratton”), a manufacturer of small, air-cooled engines for lawn and garden and other outdoor power equipment and a producer of generators and pressure washers in the United States. Mr. Shiely has served as President and Chief Executive Officer of Briggs & Stratton since July 1, 2001 and was appointed as Chairman of the Board of Briggs & Stratton in 2003. Mr. Shiely also serves as a director of one other public company, Marshall & Ilsley Corporation, as well as a director of three privately-held companies: Quad/Graphics, Inc., Cleveland Rock and Roll, Inc. (the corporate board of the Rock & Roll Hall of Fame and Museum) and the Outdoor Power Equipment Institute.

Committee Memberships: Audit; Finance

Class III — Terms to Expire at the 2010 Annual Meeting

Mark R. Baker, age 50, Director of the Company since 2004

     Mr. Baker has served as Chief Executive Officer of Gander Mountain Company (“Gander Mountain”), an outdoor retailer specializing in hunting, fishing and camping gear, since September 2002. He also was appointed as the President of Gander Mountain in June 2003 and elected as a director of Gander Mountain in April 2004.

Committee Memberships: Compensation and Organization; Governance and Nominating (Chair)

Joseph P. Flannery, age 75, Director of the Company since 1987

     Mr. Flannery has served as President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc., an investment management company, since 1986.

Committee Memberships: Compensation and Organization; Governance and Nominating

Katherine Hagedorn Littlefield, age 52, Director of the Company since 2000

     Ms. Littlefield has been a director of the Company since July 2000. Ms. Littlefield is the Chair of Hagedorn Partnership, L.P., a Delaware limited partnership (the “Hagedorn Partnership”). She also serves on the boards for Hagedorn Family Foundation, Inc., a charitable organization, Adelphi University and The Pennington School. She is the sister of James Hagedorn, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company.

Committee Memberships: Finance; Innovation & Technology

Patrick J. Norton, age 57, Director of the Company since 1998

     Mr. Norton retired on January 1, 2003, after having served as Executive Vice President and Chief Financial Officer of Scotts since May 2000 and as interim Chief Financial Officer of Scotts from February 2000 to May 2000. From January 1, 2003 until January 31, 2006, Mr. Norton acted as an advisor for the Company, primarily for the Scotts LawnService® business. Mr. Norton is a director of one other public company, Greif, Inc. Mr. Norton serves as an independent director for two privately-held companies: Svoboda Collins LLC and Optronics, Inc. He is also a director of Scotts Miracle-Gro Foundation.

Committee Membership: Finance

Recommendation and Vote

Under Ohio law and the Company’s Code of Regulations, the four nominees for election as Class I directors receiving the greatest number of votes FOR election will be elected as directors of the Company. Common shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded electronically through the Internet or by telephone will be voted FOR the election of the Board of Directors’ nominees unless authority to vote for one or more of the nominees is withheld. Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. The individuals designated as proxy holders cannot vote for more than four nominees for election as Class I directors at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF THE ABOVE-NAMED CLASS I DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In accordance with applicable sections of the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (“NYSE”), the Board of Directors has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board of Directors, with the assistance of the Governance and Nominating Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and are available in print to any shareholder who requests them from the Corporate Secretary of the Company.

Director Independence

The Board of Directors has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries, including those listed under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” and the compensation and other payments each director has, directly or indirectly, received from or made to the Company and its subsidiaries in order to determine whether such director qualifies as “independent” for purposes of the applicable NYSE Rules and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC Rules”), and has determined that the Board has at least a majority of independent directors. The Board of Directors has affirmatively determined that each of the following directors and former directors (and his or her immediate family members) has no financial ties, either directly or indirectly, with the Company or its subsidiaries (other than director compensation and ownership of common shares and common share equivalents as described in this Proxy Statement) and, except as discussed below, no relationships (either directly or as a partner, member, shareholder or officer of an organization that has a relationship) with the Company or one of its subsidiaries

(including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) other than as a director of the Company, and thus qualifies as independent:

(1) Mark R. Baker	(7) Nancy G. Mistretta
(2) Gordon F. Brunner	(8) Stephanie M. Shern
(3) Arnold W. Donald	(9) John S. Shiely
(4) Joseph P. Flannery	(10) John M. Sullivan (retired as a director effective January 25, 2007)
(5) Thomas N. Kelly Jr.	(11) John Walker, Ph.D. (retired as a director effective January 25, 2007)
(6) Karen G. Mills

In determining that Mr. Donald qualifies as an independent director under the NYSE Rules and SEC Rules, the Board of Directors considered his service as a director of Scotts Miracle-Gro Foundation, an Ohio nonprofit corporation formed for charitable and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The current primary activity of Scotts Miracle-Gro Foundation is to fund the “Miracle-Gro Cap Kids at COSI,” a program designed to provide academic and other support services to a select group of economically and socially disadvantaged students in the Columbus (Ohio) Public School District.

The Board of Directors determined that: (a) James Hagedorn is not independent because he is the President and Chief Executive Officer of the Company and beneficially owns more than 5% of the outstanding common shares of the Company; (b) Katherine Hagedorn Littlefield is not independent because she beneficially owns more than 5% of the outstanding common shares of the Company and is the sister of James Hagedorn; and (c) Patrick J. Norton is not independent because he served as an advisor for the Company until January 31, 2006.

Lead Independent Director

At its January 26, 2006 meeting, upon the recommendation of the Governance and Nominating Committee and with the support of management, the Board of Directors elected Karen G. Mills to serve as the Lead Independent Director. Ms. Mills serves in this capacity at the pleasure of the Board of Directors and will continue to so serve until her successor is elected and qualified. As Lead Independent Director, Ms. Mills presides at the executive sessions of the non-management directors of the Company and of the independent directors of the Company.

Nominations of Directors

As described below, the Company has a standing Governance and Nominating Committee that has responsibility for, among other things, providing oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee. However, under the Company’s Corporate Governance Guidelines, in general, a director is not eligible to stand for re-election once he or she has reached the age of 72. The Governance and Nominating Committee and the full Board of Directors will review individual circumstances and may from time to time choose to renominate a director who is 72 or older. Although he was then older than 72, the Board of Directors chose to nominate Joseph P. Flannery for re-election to the Board at the Company’s 2007 Annual Meeting of Shareholders because his expertise and knowledge made him a valuable candidate. The Governance and Nominating Committee may consider any factors it deems appropriate when considering candidates for the Board of Directors, including a candidate’s: judgment; skill; diversity; strength of character; experience with businesses and organizations of comparable size or scope; experience as an executive of, or advisor to, a publicly-traded or private company; experience and skill relative to other members of the Board of Directors; specialized knowledge or experience; and desirability of the candidate’s membership on the Board of Directors and any committees of the Board of Directors.

The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including current directors, management and shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. The Board of Directors, taking into account the recommendations of the Governance and Nominating Committee, selects nominees to stand for election as directors. Pursuant to its written charter, the Governance and Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. During the Company’s fiscal year ended September 30, 2007 (the “2007 fiscal year”) through the date of this Proxy Statement, the Company paid $106,500 to the search firm Christian and Timbers, LLC for assistance with the evaluation and selection process for the Company’s director search.

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by giving written notice of the recommendation to the Corporate Secretary of the Company. The recommendation should include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, should accompany any such recommendation.

Communications with the Board

The Board of Directors believes it is important for shareholders and other interested persons to have a process by which to send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board of Directors, the Lead Independent Director, the non-management directors as a group or a particular director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Non-Management Directors” as a group or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s headquarters address at 14111 Scottslawn Road, Marysville, Ohio 43041. The mailing envelope must contain a clear notation indicating that the enclosed letter is an “Interested Person/Shareholder — Board Communication,” an “Interested Person/Shareholder — Lead Independent Director Communication,” an “Interested Person/Shareholder — Non-Management Director Communication,” or an “Interested Person/Shareholder — Director Communication,” as appropriate. All such letters must identify the author as a shareholder or other interested person (identifying such interest) and clearly indicate whether the communication is directed to all members of the Board of Directors, to the non-management directors as a group or to certain specified individual director(s). Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. Copies of all letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from shareholders and other interested persons.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules and SEC Rules, the Board of Directors has adopted The Scotts Miracle-Gro Company Code of Business Conduct and Ethics, which is available under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and in print to any shareholder who requests it from the Corporate Secretary of the Company.

All of the employees of the Company and its subsidiaries, including executive officers of the Company, and all directors of the Company are required to comply with the Company’s Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 and the SEC Rules promulgated thereunder require companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s procedures for addressing these matters are set forth in the Code of Business Conduct and Ethics.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Board Member Attendance at Annual Meetings of Shareholders

The Board of Directors held 8 regularly scheduled or special meetings during the Company’s 2007 fiscal year. Each incumbent member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees on which he or she served, in each case during the period such director served in the 2007 fiscal year.

Although the Company does not have a formal policy requiring members of the Board of Directors to attend annual meetings of the shareholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. Ten of the eleven then incumbent directors and director nominees attended the Company’s last annual meeting of shareholders held on January 25, 2007.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company met in executive session (without management participation) in connection with each of the 8 regularly scheduled meetings of the Board of Directors during the Company’s 2007 fiscal year. In addition, the independent directors of the Company meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year.

Committees of the Board

The Board of Directors has five significant standing committees: (1) the Audit Committee; (2) the Compensation and Organization Committee; (3) the Finance Committee; (4) the Governance and Nominating Committee; and (5) the Innovation & Technology Committee.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is posted under the “governance” link on the Company’s Internet website at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board of Directors, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee is responsible for (1) overseeing the accounting and financial reporting processes of the Company, (2) overseeing the audits of the financial statements of the Company, (3) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work, (4) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters, (5) assisting the Board of Directors in its oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with applicable laws, rules and regulations, including applicable NYSE Rules; (c) the independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s internal audit function, and (6) undertaking the other matters required by applicable SEC Rules and NYSE Rules. Pursuant to its charter, the Audit Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

Each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act. The Board of Directors believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literacy requirement of the NYSE Rules. The Board of Directors has determined that Stephanie M. Shern qualifies as an “audit committee financial expert” as that term is defined in the applicable SEC Rules. None of the members of the Audit Committee serves on the audit committee of more than two other public companies.

The Audit Committee met 12 times during the 2007 fiscal year. The Audit Committee’s report relating to the Company’s 2007 fiscal year begins on page 62 of this Proxy Statement.

Compensation and Organization Committee

The Compensation and Organization Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Compensation and Organization Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, in consultation with the Governance and Nominating Committee, the Compensation and Organization Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.

The Compensation and Organization Committee reviews, considers and acts upon matters concerning salary and other compensation and benefits of all executive officers and certain other employees of the Company and its subsidiaries. The Compensation and Organization Committee also reviews and approves the general compensation philosophy applicable to these individuals. In addition, the Compensation and Organization Committee acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by the Company. The Compensation and Organization Committee also advises the Board of Directors regarding executive officer organizational issues and succession plans and serves as the committee administering The Scotts Miracle-Gro Company Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), The Scotts Miracle-Gro Company Amended and Restated 2003 Stock Option and Incentive Equity Plan (the “2003 Plan”), The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Plan”), The Scotts Company LLC Amended and Restated Executive/Management Incentive Plan (the “EMIP”) and the Discounted Stock Purchase Plan. The Compensation and Organization Committee met 10 times during the 2007 fiscal year. Pursuant to its charter, the Compensation and Organization Committee has the authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms for any such counsel, consultants or experts.

Each member of the Compensation and Organization Committee qualifies as an independent director under the applicable NYSE Rules, an outside director for purposes of Section 162(m) of the Internal Revenue Code, and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The compensation discussion and analysis regarding executive compensation for the 2007 fiscal year begins on page 18 of this Proxy Statement and the Compensation and Organization Committee Report for the 2007 fiscal year appears on page 31 of this Proxy Statement.

Finance Committee

The Finance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Finance Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company.

The Finance Committee provides oversight of the financial strategies and policies of the Company and its subsidiaries. In discharging its duties, the Finance Committee: (1) reviews investments, stock repurchase programs and dividend payments; (2) provides oversight of cash management and bank agreements; and (3) plays a large role in overseeing the Company’s acquisitions and acquisition financing. The Finance Committee met 7 times during the 2007 fiscal year.

Governance and Nominating Committee

The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. A copy of the Governance and Nominating Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. At least annually, the Governance and Nominating Committee reviews and reassesses the adequacy of its charter and performs a Committee performance evaluation.

The Governance and Nominating Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board. The Governance and Nominating Committee also makes recommendations to the full Board of Directors and the Chairman of the Board of Directors regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board and of management (in the areas of Board relations and corporate governance), director compensation and developments in corporate governance practices. The Governance and Nominating Committee is responsible for developing a policy with regard to the consideration of candidates for election or appointment to the Board of Directors recommended by shareholders of the Company and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements which may be set forth in the Company’s Code of Regulations and applicable laws, rules and regulations. In considering potential nominees, the Governance and Nominating Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and overseeing the evaluation of the Board and management.

Each member of the Governance and Nominating Committee qualifies as an independent director under the applicable NYSE Rules. The Governance and Nominating Committee met 4 times during the 2007 fiscal year.

Innovation & Technology Committee

The Innovation & Technology Committee was formed in May 2004 to assist the Board of Directors in providing counsel to the Company’s senior management on strategic management of global science, technology and innovations issues and to act as the Board’s liaison to the Company’s Innovation and Technology Advisory Board, a board of experts which assists in carrying out the work of the Innovation & Technology Committee. The Innovation & Technology Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors and met 4 times during the 2007 fiscal year. A copy of the Innovation & Technology Committee charter is posted under the “governance” link on the Company’s Internet website located at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company.

Compensation and Organization Committee Interlocks and Insider Participation

The Compensation and Organization Committee is currently comprised of Mark R. Baker, Arnold W. Donald and Joseph P. Flannery, each of whom served on the committee throughout the 2007 fiscal year. In addition, Thomas N. Kelly Jr. served as a member of the Compensation and Organization Committee from August 11, 2006 to January 25, 2007. With respect to the 2007 fiscal year and from October 1, 2007 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers served on the Company’s Compensation and Organization Committee or Board of Directors, or any other relationship required to be disclosed under the applicable SEC Rules.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Board of Directors believes that non-employee director compensation levels should be competitive with similarly situated companies and should encourage high levels of ownership of the Company’s common shares. For the 2007 fiscal year, the non-employee director compensation structure was based on a combination of annual cash retainers and Non-Qualified Stock Options (“NSOs”), as follows:

	Annual Retainers
	Paid in Cash	# of NSOs Granted

Board Membership	$40,000	10,000
Additional Compensation for Committee Chairs:
• Audit	$0	2,000
• Compensation and Organization	$0	2,000
• Finance	$0	2,000
• Governance and Nominating	$0	2,000
• Innovation & Technology	$0	2,000
Additional Compensation for Committee Membership:
• Audit	$5,000	1,000
• Compensation and Organization	$0	1,000
• Finance	$0	1,000
• Governance and Nominating	$0	1,000
• Innovation & Technology	$0	1,000
Meeting Fees	N/A	N/A

In addition to the above compensation elements, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending Board meetings or other Company-related travel.

Grant Date and Vesting:  NSO grants for non-employee directors are approved by an action of the Board of Directors at a meeting held on the date of the annual meeting of shareholders. The grant date is established as the first business day after the annual meeting of shareholders and the exercise price is equal to the closing price of the Company’s common shares on the date of grant. Once vested, the grants generally have an expiration period as follows:

Director serving less than one full term:  The vested NSO expires upon the lesser of 10 years from date of grant or one year after leaving the Board.

Director serving more than one full term:  The vested NSO expires upon the lesser of 10 years from date of grant or five years after leaving the Board.

Upon a change in control of the Company, each non-employee director’s outstanding NSOs will be cancelled, unless (a) the Company’s common shares remain publicly-traded, (b) the non-employee director remains a director of the Company after the change in control or (c) the non-employee director exercises, with the permission of the Board of Directors, the non-employee director’s outstanding NSOs within 15 days of the date of the change in control. For each cancelled NSO, a non-employee director will receive cash in the amount of, or common shares having a fair market value equal to, the difference between the change in control price per common share and the exercise price per share associated with the cancelled NSO.

Deferral of Cash-Based Retainers:  The non-employee directors may elect, in advance, to receive up to 100% of their annual cash retainers in cash or stock units. If stock units are elected, the non-employee director receives a grant equal to the number of stock units determined by dividing the chosen dollar amount by the closing price of the Company’s common shares on the first trading day following the date of the annual meeting of shareholders. Final distributions of stock units are to be made in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Board of Directors, or upon a “change in control” (as defined in the 2006 Plan), whichever is earliest. If stock units are to be settled in cash, the amount distributed will be calculated by multiplying the number of stock units to be settled in cash by the fair market value of the Company’s common shares. If stock units are to be settled in common shares, the number of common shares distributed will equal the whole number of stock units to be settled in common shares, with the fair market value of any fractional stock units distributed in cash. Distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director. However, upon a change in control, each outstanding stock unit held by a non-employee director will be settled for a lump sum cash payment equal to the change in control price per common share.

Other Benefits and Perquisites:  Pursuant to the terms of a letter agreement with the Company, dated November 5, 2002, and amended on October 25, 2005, Mr. Norton has continued to participate in the Company’s group medical and dental plans under the prevailing annual COBRA rates and will continue to do so until his 65th birthday on November 19, 2015.

Benchmarking Board of Director Compensation:  The Company engaged an independent consultant from Towers Perrin to conduct a benchmark study of the 2007 compensation structure for the Company’s non-employee directors. For purposes of the study, Towers Perrin compared each element of the non-employee director compensation against two groups of similarly situated companies, as follows:

•	18 consumer products oriented companies with annual revenues ranging from $1.3 billion to $9.0 billion

•	100 S&P Mid Cap companies with annual revenues between $2.0 billion to $4.0 billion

The survey information was compiled from 2007 definitive proxy statement filings for the respective companies. Consistent with the Company’s performance-based pay philosophy, the compensation for the non-employee directors is more heavily weighted to long-term equity-based compensation than that of the comparison companies. Based on the benchmark study, the average compensation level for the Company’s non-employee directors for the 2007 fiscal year approximates the 75th percentile when compared to the above -mentioned groups of companies; however, the Board of Directors believes the higher level of total pay is appropriate given the heavy weighting of long-term equity-based compensation.

The following table sets forth the compensation awarded to, or earned by, each of the non-employee directors of the Company for the 2007 fiscal year. Mr. Hagedorn, the Company’s President, Chief Executive Officer and Chairman of the Board, did not receive any additional compensation for his services as a director. Accordingly, Mr. Hagedorn’s compensation is reported in “EXECUTIVE COMPENSATION” and is not included in the table below.

Non-Employee Director Compensation Table for 2007 Fiscal Year

	Fees
	Earned or		All Other
	Paid in	Option	Compensation
Name	Cash($)	Awards($)	($)	Total($)
(a)	(b)	(c)	(d)	(e)

Mark R. Baker	40,000	227,056	0	267,056
Gordon F. Brunner	40,000	227,056	0	267,056
Arnold W. Donald	40,000	210,846	1,950	252,796
Joseph P. Flannery	40,000	194,623	0	234,623
Thomas N. Kelly Jr.	49,166	278,756	0	327,922
Katherine Hagedorn Littlefield	40,000	194,623	23,350	257,973
Karen G. Mills	45,000	227,056	0	272,056
Nancy G. Mistretta	20,000	0	0	20,000
Patrick J. Norton	40,000	178,400	0	218,400
Stephanie M. Shern	45,000	210,846	0	255,846
John S. Shiely	43,333	194,623	0	237,956
John M. Sullivan (retired)	15,000	0	0	15,000
John Walker, Ph.D. (retired)	23,000	0	0	23,000

Footnote to Column (b) of the Non-Employee Director Compensation Table

The amounts shown in this column reflect the annual retainers earned by each director for services rendered during the 2007 fiscal year as explained earlier in this section. Although each director receives an annual retainer of $40,000 per calendar year, members of the Audit Committee (Mr. Kelly, Ms. Mills, Ms. Shern, and Mr. Shiely) receive an additional $5,000 per calendar year. Mr. Kelly’s annual cash retainer of $49,166 includes $22,500 paid upon his appointment to the Board of Directors on October 11, 2006 and an additional $26,666, which represents a pro-rated portion of the annual retainer paid to him in January 2007. Ms. Mistretta’s annual cash retainer payment of $20,000 was paid on a pro-rated basis upon her appointment to the Board of Directors on August 9, 2007. Mr. Shiely’s annual cash retainer of $43,333 includes an additional $3,333, which represents a pro-rated portion of the Audit Committee retainer paid to him in January 2007. Mr. Sullivan and Dr. Walker continued to serve as directors of the Company until the January 25, 2007 Board of Directors meeting at which time they retired. Thus, the annual retainer of $15,000 reported for Mr. Sullivan represents a pro-rated portion of the annual retainer paid to him in January 2006 and the annual retainer of $23,000 reported for Dr. Walker represents a pro-rated portion of the annual retainer paid to him in January 2006.

The aggregate number of stock units held as of September 30, 2007 by non-employee directors who have elected to defer all or a portion of their annual retainers and receive stock units are Mr. Baker (1,451.1417), Mr. Brunner (5,575.0013), Mr. Donald (1,658.1079) and Ms. Mills (3,373.3099). The aggregate number of stock units held by the non-employee directors reflect the adjustments to account for the special dividend of $8.00 per share approved by the Board of Directors on February 16, 2007 and paid on March 5, 2007 (the “Special Dividend”). The number of stock units subject to each deferral was adjusted to maintain the same deferral value before and after the adjustments. The Compensation and Organization Committee approved the adjustments which were consistent with Section 409A of the Internal Revenue Code and assure compliance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”). Accordingly, there were no accounting charges associated with the adjustments nor were there any tax implications to the Company or the holders of outstanding stock units as a result of the adjustments associated with the Special Dividend.

Footnote to Column (c) of the Non-Employee Director Compensation Table

The amounts in this column reflect the expense recognized for financial statement reporting purposes, for the 2007 fiscal year, with respect to NSOs granted to the non-employee directors. The amounts are calculated in accordance with SFAS 123(R), and thus may include amounts from awards granted in as well as prior to the 2007 fiscal year. The value of Option Awards is determined using a binomial option valuation on the date of the grant and expensed within the one-year vesting period. Assumptions used in the calculation of these amounts are included in Note 11 to the Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2007.

The amount reflected in this column for Mr. Baker does not include a $63,859 amount which should have been reported as an expense in the 2006 fiscal year, but due to a clerical error, was inadvertently included as part of the expense recognized for financial statement reporting purposes for the 2007 fiscal year. The amount reflected in this column for Mr. Kelly includes the $84,133 expense for the 2007 fiscal year associated with an October 11, 2006 grant of NSOs at the time he was appointed to the Board of Directors.

The grant date fair value of the NSOs covering 7,142 common shares granted to Mr. Kelly on October 11, 2006 was $84,133, calculated in accordance with SFAS 123(R). The number of common shares covered by the NSOs granted to each non-employee director then serving on January 26, 2007 and the grant date fair value of such NSOs, calculated in accordance with SFAS 123(R) is summarized in the following table, along with the aggregate number of common shares subject to Option Awards outstanding as of September 30, 2007.

			Aggregate Number of
			Common Shares
	Number of Common		Subject to Option
	Shares Subject to	Fair Value on	Awards Outstanding
Name	NSOs Granted	Date of Grant	as of September 30, 2007

Mark R. Baker	16,683	$227,056	33,342
Gordon F. Brunner	16,683	$227,056	73,198
Arnold W. Donald	15,492	$210,846	109,480
Joseph P. Flannery	14,300	$194,623	121,372
Thomas N. Kelly Jr.	14,300	$194,623	21,442
Katherine Hagedorn Littlefield	14,300	$194,623	98,769
Karen G. Mills	16,683	$227,056	161,821
Nancy G. Mistretta	n/a	n/a	0
Patrick J. Norton	13,108	$178,400	154,761
Stephanie M. Shern	15,492	$210,846	72,599
John S. Shiely	14,300	$194,623	14,300
John M. Sullivan (retired)	n/a	n/a	55,916
John Walker, Ph.D (retired)	n/a	n/a	28,559

The number of common shares covered by the NSOs granted on October 11, 2006 and January 26, 2007, as well as the aggregate numbers of common shares subject to Option Awards outstanding as of September 30, 2007, reflect the adjustments to account for the Special Dividend. The Compensation and Organization Committee approved the adjustments which were consistent with Section 409A of the Internal Revenue Code and assure compliance with SFAS 123(R). Accordingly, there were no accounting charges associated with the adjustments nor were there any tax implications to the Company or the holders of outstanding NSOs as a result of the adjustments associated with the Special Dividend.

Footnote to Column (d) of the Non-Employee Director Compensation Table

The amounts in this column reflect the personal usage of company-owned aircraft, calculated on the basis of the aggregate incremental cost to the Company of $1,950 for Mr. Donald and $23,350 for Ms. Littlefield. The reported aggregate incremental cost of personal use of company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase cost of company-owned aircraft and the cost of maintenance not related to trips. The value reported for personal usage does not include the cost of ferry legs, i.e. “deadhead flights,” of $4,350 for Mr. Donald and $8,560 for Ms. Littlefield. Due to Federal Aviation Regulations which govern the registration and operating authority of the aircraft, the Company cannot accept reimbursement for the aggregate incremental cost associated with personal usage, including the cost of the ferry legs. Accordingly, the aggregate incremental cost to the Company of such usage during the 2007 fiscal year is reported as additional compensation to Mr. Arnold and Ms. Littlefield.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis (the “CD&A”) is to provide insight to our shareholders about the compensation policies, practices, guiding principles and philosophies that have been adopted by the Company to guide our decision-making with respect to executive compensation. The CD&A is broken down into the following topical areas:

•	Our Compensation Philosophy and Objectives

•	Our Compensation Practices

•	Elements of Executive Compensation

•	Other Executive Compensation Policies, Practices and Guidelines

Our Compensation Philosophy and Objectives

Simply stated, the culture of our Company is based on a strong bias for action and delivering results. Consistent with our high performance approach, our compensation programs are structured to promote a pay-for-performance culture with an orientation toward variable pay and a heavy emphasis on long-term incentives.

Our compensation programs are designed to achieve the following objectives:

•	Attracting and retaining the necessary leadership talent to sustain and expand upon our unique competencies and capabilities;

•	Driving performance that generates long-term profitable growth;

•	Promoting behaviors that reinforce the business strategy and desired culture;

•	Encouraging teamwork across business units and functional areas; and

•	Strongly linking rewards to shareholder value creation.

Management believes that flexibility is a key cultural attribute to enable the Company to maintain an edge in the competitive marketplace. To preserve the flexibility needed to respond to the competitive market for executive talent, the Company has adopted a set of guiding principles that establish a framework for making compensation decisions in support of our compensation objectives. Our compensation guiding principles are as follows:

•	Total compensation levels are structured around the 50th percentile of our peer group for achieving target levels of performance and above the 50th percentile for achieving higher levels of performance;

•	Place greater emphasis on variable incentive compensation versus fixed or base salary;

•	Emphasize pay-for-performance to motivate both short-term and long-term performance for the benefit of shareholders; and

•	Provide the opportunity for meaningful wealth accumulation over time, tied directly to shareholder value creation.

Our Compensation Practices

Oversight of Executive Officer Compensation

The Compensation and Organization Committee has oversight responsibility for all elements of executive compensation for the Chief Executive Officer (“CEO”) and other key management employees of the Company, including the Named Executive Officers (“NEOs”) listed in the Summary Compensation Table on page 32.

The Compensation and Organization Committee is responsible for evaluating the CEO’s performance and setting all elements of the CEO’s annual compensation. In setting the CEO’s compensation, the Compensation and Organization Committee considers:

•	The specific performance of the CEO;

•	The performance of the business against pre-determined objectives;

•	Management’s recommendations with respect to the CEO’s compensation; and

•	The competitive level of compensation as benchmarked against our then existing compensation peer group.

In addition to setting the compensation of the CEO and approving the compensation recommendations for other key management employees, the Compensation and Organization Committee is also responsible for administering all equity-based incentive plans to achieve the objectives of the compensation programs within the framework approved by shareholders. Under the terms of these plans, the Compensation and Organization Committee has sole authority to determine the size and type of all equity-based awards as well as the period of vesting and all other key terms and conditions of the awards.

With respect to the annual incentive compensation plan, the Compensation and Organization Committee has responsibility for approving the overall plan design, as well as the performance metrics, performance goals and payout levels proposed by management.

Role of Outside Consultants

The Compensation and Organization Committee engages an independent consultant from Frederic W. Cook & Co. to advise the Compensation and Organization Committee with respect to best practices and competitive trends in the area of executive compensation, as well as ongoing legal and regulatory considerations. The consultant provides guidance to assist the Compensation and Organization Committee in its evaluation of the compensation recommendations submitted by management with respect to the CEO, the executive officers and other key management employees, including the NEOs. Frederic W. Cook & Co. is engaged as a consultant to the Compensation and Organization Committee and does not provide consulting services directly to management.

The Company engages a consultant from Hewitt Associates, Inc. (“Hewitt”). Hewitt works directly with management to advise the Company with respect to best practices and competitive trends, as well as ongoing legal and regulatory considerations with respect to executive compensation. In addition, Hewitt advises the Company with respect to the development of its compensation peer group and provides compensation benchmark data for the peer group. Where applicable, Hewitt statistically adjusts the peer group data to more closely reflect the size of the Company. Hewitt is engaged as a consultant to the Company to work directly with management and does not provide consulting services directly to the Compensation and Organization Committee.

Compensation Peer Group

For the 2007 fiscal year, the Company utilized the same compensation peer group as had been utilized in the 2006 fiscal year. This peer group consisted of approximately 60 consumer-oriented companies as a reference for determining competitive total compensation packages for the CEO and other key management employees. The compensation benchmark data for the 2007 fiscal year peer group was determined by applying a 4% annual growth rate assumption to the survey data that was initially compiled in the 2005 fiscal year. To account for the wide range of companies included in the 2005 survey, the data was statistically adjusted by an outside survey company to more closely reflect the size and complexity of the Company. The 2007 fiscal year compensation peer group was comprised of the following companies:

3M	A. T. Cross Company	Alberto-Culver Company	Allergan, Inc.
Andersen Corporation	Anheuser-Busch Companies, Inc.	Avery Dennison Corporation	Avon Products Inc.
Bausch & Lomb Incorporated	Bayer, AG	The Black & Decker Corporation	Briggs & Stratton Corporation
Bristol-Myers Squibb Company	Campbell Soup Company	Cargill, Incorporated	The Clorox Company
The Coca-Cola Company	Colgate-Palmolive Company	ConAgra Foods, Inc.	Deere & Company
Diageo North America, Inc.	The Dial Corporation	Eastman Kodak Company	Fortune Brands, Inc.
Gap Inc.	General Mills, Inc.	The Gillette Company	The Goodyear Tire & Rubber Company
H. J. Heinz Company	Hallmark Cards, Inc.	The Hershey Company	Hexion Specialty Chemicals, Inc.
Johnson & Johnson	Johnson Outdoors Inc.	Kellogg Company	Kimberly-Clark Corporation
Kohler Co.	Land O’ Lakes, Inc.	Lennox International Inc.	Levi Strauss & Co.
Lorillard Tobacco Company	Masco Corporation	Maytag Corporation	Molson Coors Brewing Company
NIKE, Inc.	PepsiCo, Inc.	Phillip Morris USA	The Procter & Gamble Company
Reynolds American Inc.	S.C. Johnson & Sons, Inc.	Sara Lee Corporation	Schering-Plough Corporation
The Sherwin-Williams Company	Tupperware Brands Corporation	Unilever United States, Inc.	UST Inc.
The Walt Disney Company	Whirlpool Corporation	Wm. Wrigley Jr. Company	Wyeth

At the direction of the Compensation and Organization Committee and in conjunction with the Company’s compensation consultants, a new, more focused compensation peer group was developed in the 2007 fiscal year with the goal of enabling the Company to more closely benchmark the total compensation packages of the CEO and other NEOs with the types of companies that the Company typically competes with to attract and retain executive talent. This new peer group, which has been approved by the Compensation and Organization Committee and which will be utilized by management and the Compensation and Organization Committee for the 2008 fiscal year and beyond, consists of the following companies:

Acco Brands Corporation	Alberto-Culver Company	The Black & Decker Corporation	The Clorox Company
Del Monte Foods Company	Energizer Holdings, Inc.	The Hershey Company	The J. M. Smucker Company
Jarden Corporation	McCormick & Co., Inc.	Newell Rubbermaid Inc.	Revlon, Inc.
The Stanley Works	The Toro Company	Wm. Wrigley Jr. Company

The Compensation and Organization Committee believes this peer group of highly regarded consumer oriented companies reflects the pay practices of the broader consumer products industry, and is more reflective of the size and complexity of the Company. In general, the new 2008 fiscal year peer group reflects companies that range between $1.0 billion and $6.5 billion of annual revenues. The annual revenues for the Company are slightly below the median revenues of the new peer group.

Use of Tally Sheets

On an annual basis, management prepares and furnishes to the Compensation and Organization Committee a comprehensive statement, known as a “Tally Sheet,” reflecting the value of each element of compensation, executive perquisites and other benefits provided to the NEOs and other key management employees. The Tally Sheets present the total value of all compensation elements based on a target level of performance for each respective plan in which the executive participates.

The Tally Sheets provide perspective to the Compensation and Organization Committee on the overall level of executive compensation and wealth accumulation, as well as the relationship between short-term and long-term compensation elements, and how each element relates to the compensation philosophy and guiding principles. The Tally Sheets are instructive for the Compensation and Organization Committee when compensation decisions are being evaluated; particularly in connection with compensation upon promotions, special retention issues and separations from the Company.

Role of Management in Compensation Decisions

While the Compensation and Organization Committee retains full oversight and approval authority for all elements of executive compensation, management, including the CEO, plays a significant role in the compensation-setting process.

The CEO is responsible for conducting annual performance reviews and establishing performance objectives for all of the other NEOs, who in turn are responsible for conducting reviews and establishing performance objectives for other key management employees. As mentioned previously, the Compensation and Organization Committee establishes the annual performance objectives for the CEO and completes an annual assessment of his performance. The performance evaluation and goal-setting process is critical to the overall compensation-setting process since the personal performance level of each executive is one of the most heavily weighted factors considered when making compensation decisions.

In conjunction with the Company’s outside consultant, management conducts annual market surveys of the salary levels, short-term incentives and long-term incentives for the CEO and each of the NEOs and other key management employees. Our goal in conducting these surveys is to understand competitive compensation programs and trends, as reflected by our compensation peer group, as well as the level and mix of compensation elements. The Compensation and Organization Committee considers the survey information to help ensure that executive compensation levels are competitive with the then existing peer group, which facilitates our ability to retain and motivate key executive talent.

Management makes specific recommendations to the Compensation and Organization Committee with respect to each element of executive compensation for the NEOs. These recommendations are based on management’s assessment of the competitive market trends and the performance level of the individual executive. The Compensation and Organization Committee, with the assistance of its compensation consultant, independently evaluates these recommendations taking into account the competitive market data, the overall performance level of the executive and our compensation guiding principles.

Setting Compensation Level for CEO

The Compensation and Organization Committee is responsible for evaluating the CEO’s performance with respect to the Company’s goals and objectives at least once a year and making a report to the Board of Directors. Based on this assessment, the Compensation and Organization Committee is then charged with setting the CEO’s annual compensation, including salary, annual incentive compensation and equity-based compensation and perquisites. When evaluating Mr. Hagedorn’s total level of compensation, the Compensation and Organization Committee considered information such as:

•	The fact that Mr. Hagedorn has had no increase in base salary since becoming CEO in the 2001 fiscal year;

•	His personal performance against pre-established goals and objectives;

•	The Company’s performance and relative shareholder return; and

•	The compensation of CEOs at comparable public companies as determined by reference to our 2007 fiscal year compensation peer group.

The Compensation and Organization Committee also reviews the value of the CEO’s perquisites, including his ability to use company-owned aircraft for commuting and other personal use, and his reimbursement for a portion of other commuting expenses.

The Compensation and Organization Committee recognizes that base salary is typically an important component of an overall compensation package for CEOs and other executive officers. However, the Compensation and Organization Committee also recognizes that Mr. Hagedorn’s situation is somewhat unique in this regard. In past years, the Committee has offered to increase Mr. Hagedorn’s base salary, but he has repeatedly declined any increases since he became CEO in the 2001 fiscal year. Rather, the Compensation and Organization Committee understands that Mr. Hagedorn, who along with his family is the single largest shareholder in the Company and has a high personal net worth, is motivated by, and should be rewarded by, equity-based compensation, which aligns the CEO’s compensation with the shareholders’ returns, and by certain perquisites, including the ability to utilize company-owned aircraft for personal use.

While Mr. Hagedorn’s base salary has remained flat and falls below the 50th percentile of the 2007 fiscal year compensation peer group, the Compensation and Organization Committee has used equity-based compensation in excess of the 50th percentile to target Mr. Hagedorn’s total direct compensation (base salary, annual incentive compensation and equity-based compensation) at around the 50th percentile. If Mr. Hagedorn’s total direct compensation were measured against the new compensation peer group to be used for the 2008 fiscal year and beyond, which the Compensation and Organization Committee believes is more reflective of the size and complexity of the Company, Mr. Hagedorn’s total direct compensation would be well below the 50th percentile.

Mr. Hagedorn’s target incentive opportunity under the EMIP was 90% of his base salary for the 2007 fiscal year, which is intentionally set at a high level relative to the other NEOs. This puts a greater percentage of his total pay at risk, consistent with our performance-oriented pay philosophy, and is slightly below the target incentive, expressed as a percentage of base salary, of his peers.

For the 2007 fiscal year, 100% of his target incentive compensation opportunity was directly attributable to attainment of annual performance measures established at the Enterprise level (i.e., the Company on a consolidated basis) and approved by the Compensation and Organization Committee. The measures used to determine Mr. Hagedorn’s incentive compensation, which were the same measures used for other corporate level NEOs, were as follows:

•	Adjusted Net Income vs. Budget (75% weighting)

•	Modified Free Cash Flow vs. Budget (25% weighting)

A description of the specific performance goals and the payout levels associated with each performance measure are discussed later in this CD&A and in conjunction with the Summary Compensation Table beginning on page 32.

For the 2007 fiscal year, approximately 50% of the economic value of Mr. Hagedorn’s long-term equity-based compensation was granted in the form of NSOs and the remaining 50% was granted in the form of stock awards (“restricted stock”). Both the NSOs and the restricted stock are subject to three-year, time-based cliff vesting. The Compensation and Organization Committee’s decision to award a mix of NSOs and restricted stock reflects a balance between rewarding Mr. Hagedorn for future share price appreciation while attempting to mitigate the dilution to existing shareholders since a grant of restricted stock requires considerably fewer common shares than a grant of NSOs, while delivering the same economic value, measured as of the time of grant.

As noted above, the Compensation and Organization Committee recognizes that additional monetary compensation may not be a sufficient motivational component for purposes of Mr. Hagedorn’s overall compensation package. On the other hand, the Compensation and Organization Committee also recognizes that Mr. Hagedorn places significant value on the ability to utilize company-owned aircraft for personal use and that such use is generally consistent with the Board of Directors’ travel protocols which encourage Mr. Hagedorn to fly on company-owned aircraft for security reasons. Accordingly, the Compensation and Organization Committee has determined that Mr. Hagedorn may utilize company-owned aircraft for personal use pursuant to usage guidelines established by the Compensation and Organization Committee. In addition, the Compensation and Organization Committee has determined that reimbursement of a portion of Mr. Hagedorn’s commuting expenses is also an appropriate perquisite. In the 2007 fiscal year, Mr. Hagedorn exceeded the anticipated number of flight hours for personal use established by the Compensation and Organization Committee, largely as a result of his having to address a family tragedy, and the Compensation and Organization Committee supported such excess use under the circumstances. Although the Compensation and Organization Committee anticipates that personal use of company-owned aircraft will continue to be an important perquisite in the CEO’s overall compensation package for the 2008 fiscal year, both Mr. Hagedorn and the Compensation and Organization Committee expect the value of this perquisite to be significantly lower in the 2008 fiscal year. The Compensation and Organization Committee did not value these perquisites in benchmarking the CEO’s total compensation for the 2007 fiscal year or prior years. The Compensation and Organization Committee expects that it will include the anticipated value of such perquisites in benchmarking Mr. Hagedorn’s total compensation against the new compensation peer group to be utilized in the 2008 fiscal year and beyond.

Setting Compensation Levels for Other NEOs

The Compensation and Organization Committee intends to deliver an appropriate level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level and potential of the individual;

•	The value of the job in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and philosophy.

Consistent with our performance-oriented pay philosophy, the compensation structure for the NEOs, other than the CEO, is allocated to deliver about one-third of the annual compensation opportunity in the form of fixed pay (i.e. base salary) and the remaining two-thirds in the form of variable pay (short-term and long-term incentives). This pay mix is generally in line with the pay mix of our 2007 fiscal year compensation peer group.

Based on their assessment of the individual performance of each NEO, the CEO and the Executive Vice President, Global Human Resources, submit compensation recommendations to the Compensation and Organization Committee for each NEO. These recommendations incorporate all elements of compensation, including base salary, annual incentive compensation, equity-based compensation and perquisites. To evaluate the compensation recommendations, the Compensation and Organization Committee considers information such as the Company’s financial performance as well as the compensation of similarly situated executives as determined by reference to the benchmark data for our 2007 fiscal year compensation peer group.

In general, the total direct compensation level, at target levels of performance, for most of the NEOs, other than the CEO, was between the 50th and 65th percentile compared to the 2007 fiscal year compensation peer group. The total direct compensation level for Mr. Sanders and for Mr. Nagel, the former head of the Company’s North America Consumer Business, were below the 50th percentile. The Compensation and Organization Committee believes that the total direct compensation for each of these individuals was appropriate in view of the objectives noted above and that variances from the target range versus the 2007 fiscal year compensation peer group were the result of the fact that such individuals were in their then current positions a relatively short period of time.

For the 2007 fiscal year, 100% of the target incentive compensation opportunity under the EMIP for the NEOs, other than the CEO, was directly attributable to attainment of annual performance measures as follows:

				Nagel	Aronowitz
	Evans	Sanders	Stump	(former)	(former)

Enterprise Level Measures:
Adjusted Net Income vs. Budget	75% weighting	75% weighting	75% weighting	18.75% weighting	75% weighting
Modified Free Cash Flow vs. Budget	25% weighting	25% weighting	25% weighting	6.25% weighting	25% weighting

Business Unit Measures:
Earnings Before Taxes and Amortization vs. Budget	n/a	n/a	n/a	56.25% weighting	n/a
Gross Margin Rate	n/a	n/a	n/a	18.75% weighting	n/a

A description of the specific performance goals and the payout levels associated with each performance measure are discussed later in this CD&A and in the narrative accompanying the Summary Compensation Table beginning on page 32 and the narrative accompanying the Grants of Plan-Based Awards Table beginning on page 38.

For the 2007 fiscal year, approximately 50% of the economic value of the long-term equity-based compensation granted to the NEOs, other than the CEO, was in the form of NSOs and the remaining 50% was granted in the form of restricted stock. Both the NSOs and the restricted stock are subject to three-year, time-based cliff vesting. The Compensation and Organization Committee’s decision to award a mix of NSOs and restricted stock reflects a balance between rewarding the NEOs for future share price appreciation while attempting to mitigate the dilution to existing shareholders since a grant of restricted stock requires considerably fewer common shares than a grant of NSOs while delivering the same economic value, measured as of the time of grant.

Elements of Executive Compensation

To best promote the objectives of the compensation program, the Company uses a mix of five principal compensation elements that reflect a mix of short-term and long-term rewards. The Compensation and Organization Committee reviews each element of compensation on an annual basis, as well as the relative mix or weighting between elements. For the 2007 fiscal year, the elements of executive compensation were as follows:

•	Base salary

•	EMIP

•	Long-term equity-based incentive awards

•	Executive perquisites and other benefits

•	Retirement plans and deferred compensation benefits

Base Salary (short-term compensation element)

Consistent with the Company’s performance-based pay philosophy, base salary is not intended to deliver the majority of the total compensation to any of the NEOs or other key management employees. However, the base salary, which is the primary fixed element of total pay, serves as the foundation of the total compensation structure since most of the variable compensation elements are linked directly or indirectly to the base salary level.

Salaries of the NEOs are typically reviewed on an annual basis and benchmarked by position to the median of our compensation peer group. Individual base salaries may be higher or lower than the benchmark to reflect an executive’s experience, competency, skill level and overall contribution to the success of our business. The base salaries of the Company’s NEOs and other key management employees are determined considering:

•	The strategic importance of the executive’s job function to the Company;

•	The individual’s performance in his or her position;

•	The individual’s potential to make a significant contribution to the Company in the future; and

•	A comparison of industry compensation practices.

Base salary changes, if any, take effect in October, as well as on a facts and circumstances basis at the time of a promotion or other material change in an executive’s overall responsibilities.

EMIP (short-term compensation element)

All NEOs and other key management employees are eligible to participate in the EMIP, which is designed to:

•	Reinforce our performance-based culture by tying a significant portion of the annual cash income opportunity to the achievement of key financial performance drivers;

•	Influence the direction of daily decision-making by operationalizing performance goals;

•	Unify the interests of all plan participants across the Company; and

•	Recognize individual contribution towards the achievement of team oriented goals.

The EMIP provides annual cash incentive compensation opportunities based on various performance metrics related to the financial performance of the Company and its business units for the fiscal year. An incentive target, expressed as a percentage of base salary, is established for each NEO. The percentage may vary by position but is generally intended to approximate the market median of the compensation peer group. For the 2007 fiscal year, the incentive target for all NEOs, other than the CEO, Mr. Hagedorn, was established at 55% of base salary. The incentive target for Mr. Hagedorn was set at 90% of base salary.

The design and administration of the EMIP are generally intended to qualify compensation payable thereunder as performance-based compensation for purposes of Internal Revenue Code Section 162(m) in order to maximize the tax deductibility for the Company. Accordingly, the Compensation and Organization Committee oversees the operation of the EMIP, including approving the plan’s design as well as establishing the performance objectives and payout targets. At the end of each fiscal year, the Compensation and Organization Committee determines the extent to which the targets and objectives have been met and approves cash incentive payments accordingly.

The EMIP Performance Metrics:  The performance metrics and relative weightings chosen for the EMIP in the 2007 fiscal year achieved the intended objectives of the plan by balancing the entrepreneurial focus on individual business unit results with the overall Enterprise level financial performance. As indicated below, the performance metrics and relative weightings differ based on the NEO’s primary span of control as follows:

EMIP Measures for Corporate Officers
Mr. Hagedorn, Mr. Evans, Mr. Sanders, Ms. Stump and Mr. Aronowitz (former)

For the 2007 fiscal year, the incentive awards for corporate level NEOs were based on two annual performance measures, both of which are calculated at the Enterprise level (i.e., the Company on a consolidated basis). As reflected in the table below, overachievement vs. the pre-defined performance goals generates a larger payout (up to 250% of target) and underachievement yields a smaller payout. The Enterprise level performance goals and actual performance results for the 2007 fiscal year were:

							Actual
							Results for
							EMIP
Component	Measure	Weight		Minimum	Target	Maximum	Purposes
				$ in millions

Enterprise	Adjusted Net Income	75%		$160.1	$178.2	$197.6	$159.4
			Payout%	50%	100%	250%	0%
	Modified Free Cash Flow	25%		$ 82.6	$154.0	$173.1	$142.1
			Payout%	50%	100%	250%	22.9%
Total weighted payout % achieved for fiscal 2007							22.9%

Actual payouts between the specified performance levels were calculated on a straight-line basis

Adjusted Net Income — Earnings after amortization, interest and taxes, excluding charges related to impairment, restructuring and other non-recurring items. For purposes of the EMIP, foreign currency translation is calculated based on budgeted exchange rates.

Modified Free Cash Flow — Adjusted Net Income with certain adjustments, as shown below. For purposes of the EMIP, foreign currency translation is calculated based on budgeted exchange rates.

Adjusted Net Income
Add: non-cash expenses (depreciation, amortization and stock-based compensation)
Subtract: capital expenditures
Adjust: (add/subtract) for change in working capital, calculated using an average of 13 month-end balances. This is in contrast with the methodology of using 2 month-end balances, the beginning of year and end of year, used for external reporting purposes.

The target performance goals chosen for the Enterprise level performance measures were initially based on the Company’s budget for the 2007 fiscal year. The performance goals were then adjusted by the Compensation and Organization Committee in May 2007 to reflect the impact of a $245 million share repurchase completed in February 2007 and the Special Dividend of $8.00 per share paid on March 5, 2007. The adjustments were anticipated by the Compensation and Organization Committee at the time the Board of Directors approved the share repurchase and the Special Dividend, but approval of the adjusted target performance goals did not occur until the Compensation and Organization Committee’s regularly scheduled meeting in May 2007. The minimum performance goals were initially established based on the prior year actual performance for each metric and the maximum performance goals were set at a level deemed to be aggressive, but reachable. When the target performance goals were adjusted by the Compensation and Organization Committee in May 2007, the minimum and maximum performance goals were adjusted to maintain the original relationship vs. target.

As noted in the chart above, the total weighted payout percentage achieved for the 2007 fiscal year was only 22.9%, which the Compensation and Organization Committee believes is consistent with the fact that the Company performed below expected levels and indicates that the thresholds were set at appropriate levels.

EMIP Measures for Business Unit Officers
Mr. Nagel (former)

For the 2007 fiscal year, the incentive awards for management employees in each business unit were based on a combination of Enterprise level performance measures and business unit performance measures. Prior to leaving the Company in July 2007, Mr. Nagel participated in the EMIP as a North America business unit officer; however, he was not eligible for the 2007 fiscal year payout since he separated from the Company prior to the end of the fiscal year. As reflected in the table below, overachievement vs. the pre-defined performance goals generates a larger payout (up to 250% of target) and underachievement yields a smaller payout. The North America business unit officer performance measure goals and actual performance results for the 2007 fiscal year were:

								Actual
								Results for
								EMIP
Component	Measure	Weight			Minimum	Target	Maximum	Purposes
					$ in millions

Business Unit	EBTA	75%			$345.9	$380.1	$412.1	$325.6
(75%)			Payout	%	50%	100%	250%	0%
	Gross Margin Rate	25%			*	*	*	*
			Payout	%	50%	100%	250%	11.4%
Enterprise	Adjusted Net Income	75%			$160.1	$178.2	$197.6	$159.4
(25%)			Payout	%	50%	100%	250%	0%
	Modified Free Cash Flow	25%			$ 82.6	$154.0	$173.1	$142.1
			Payout	%	50%	100%	250%	5.7%
Total weighted payout % achieved for fiscal 2007								17.1%

Actual payouts between the specified performance levels were calculated on a straight-line basis

* We are not disclosing the minimum, target and maximum performance goals or the actual results for this performance measure. The target performance goal for this performance measure was established at budget rates consistent with all other performance measures. At the time the target performance goal was established, the Compensation and Organization Committee believed the target was appropriately challenging based on inherent assumptions on product mix, pricing and in particular, commodity costs, which were subject to considerable upward pressure. In order to achieve the gross margin rate performance target, the Company needed to pass on planned price increases to the trade, realize targeted sales of higher margin products and control material costs that were subject to adverse movements in commodity and other raw materials prices.

The actual performance level achieved for this performance measure in 2007 fiscal year, which was slightly greater than the minimum performance level, indicates that the threshold was set at a challenging level.

EBTA — A measure of earnings before taxes and amortization and after a working capital charge-back to the business unit.

Gross Margin Rate — Calculated at the business unit level. For purposes of the EMIP, gross margin rate is calculated on an internal reporting basis prior to certain adjustments made for external reporting purposes related to the Marketing Agreement between the Company and Monsanto in support of the consumer Roundup® business.

Adjusted Net Income — Earnings after amortization, interest and taxes, excluding charges related to impairments, restructuring and other non-recurring items. For purposes of the EMIP, foreign currency translation is calculated based on budgeted exchange rates.

Modified Free Cash Flow — Adjusted Net Income with certain adjustments, as shown below. For purposes of the EMIP, foreign currency translation is calculated based on budgeted exchange rates.

Adjusted Net Income
Add: non-cash expenses (depreciation, amortization and stock-based compensation)
Subtract: capital expenditures
Adjust: (add/subtract) for change in working capital, calculated using an average of 13 month-end balances. This is in contrast with the methodology of using 2 month-end balances, the beginning of year and end of year, used for external reporting purposes.

The target performance goals chosen for the North America business unit component were based on the Company’s budget for the 2007 fiscal year. The minimum performance goals were established based on the prior year actual performance for each metric. The maximum performance goals were set at a level deemed to be aggressive, but reachable. The minimum, target and maximum performance levels for the Enterprise level component were set equal to the performance targets established for the Corporate Officers as described previously.

To recognize the individual contributions of each NEO towards the achievement of team oriented goals, only 75% of the aggregate annual incentive payout under the EMIP is fixed by the performance metrics formulae described above. The remaining 25% is awarded at the discretion of the CEO, subject to approval by the Compensation and Organization Committee, based on each NEO’s performance level for the fiscal year. The CEO has no discretionary authority with respect to his own annual incentive payouts under the EMIP. Due to the discretionary component of annual incentive payouts under the EMIP, it is possible that a portion of the discretionary payout will not be deductible by the Company for federal income tax purposes; however, the Compensation and Organization Committee believes the trade-off serves to reinforce our performance-based culture. Additional explanation of the EMIP payout calculations, including identification of the discretionary payout amount for the 2007 fiscal year, is included in the narrative accompanying the Summary Compensation Table beginning on page 32 and the narrative accompanying the Grants of Plan-Based Awards Table beginning on page 38.

Long-Term Equity-Based Incentive Plans (long-term compensation element)

The Compensation and Organization Committee targets the economic value (equity award value) for long-term equity-based incentive awards at the 50th percentile of the compensation peer group. The target level is expressed as a multiple of the base salary and may be delivered in any combination of options, stock appreciation rights (“SARs”), restricted stock and/or performance shares. Consistent with the Company’s performance-based pay philosophy, the targeted economic value of individual equity grants may be adjusted upward or downward from the 50th percentile based on such factors as the overall performance level of the individual, years of service and the accumulated value of previous equity-based incentive awards.

For the 2007 fiscal year, the Company granted approximately 50% of the desired equity award value in the form of NSOs, with the remaining 50% granted in the form of restricted stock. The decision to use a combination of NSOs and restricted stock reflects competitive pay practices and allows the Company to deliver the intended equity award value with fewer common shares. The specific numbers of common shares subject to NSOs and restricted stock awarded were determined as follows:

Desired Option Award value / Black-Scholes value per option = # of common shares subject to NSOs awarded

Desired Stock Award value / FMV per share = # of common shares underlying Restricted Stock awarded

All NSOs and restricted stock awarded to the NEOs in the 2007 fiscal year are subject to a three-year time-based cliff vesting provision. The restricted stock grants do not qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m). As a result, the Company’s ability to deduct the full value of these awards at the time of vesting may be limited. Information on our equity grant practices and the determination of exercise price are explained under the section captioned “Other Executive Compensation Policies, Practices and Guidelines — Practices Regarding Equity-Based Awards” below.

Executive Perquisites and Other Benefits (short-term compensation element)

The Company maintains traditional health and welfare benefits and a qualified 401(k) plan that are generally offered to all employees (subject to basic plan eligibility requirements), and are consistent with the types of benefits offered by other large corporations. In addition to the traditional benefits, the Company offers certain executive level perquisites to key executives which are designed to be competitive with the compensation practices of our peer group. In addition to the perquisites and benefits made available to other employees, the Company pays for additional perquisites for all NEOs consisting of comprehensive annual physical examinations, a car allowance of $1,000 per month and annual financial planning services, valued at approximately $4,000 per year on average.

As noted above, a company-owned airplane is available to the CEO for personal use that is generally consistent with the Board of Directors’ travel protocols which encourage Mr. Hagedorn to fly on company-owned aircraft for security reasons. While the Company maintains the aircraft primarily for business travel, the Compensation and Organization Committee believes that extending this perquisite to the CEO is in the best interest of the Company from a productivity perspective. As a result, Mr. Hagedorn’s personal use of company-owned aircraft, which is paid for by the Company, is considered as a perquisite. In addition, the Compensation and Organization Committee has determined that reimbursement of a portion of Mr. Hagedorn’s commuting expenses is also an appropriate perquisite.

None of the other NEOs are covered by the security guidelines. Accordingly, personal usage of company-owned aircraft by NEOs other than the CEO is subject to pre-approval on a case by case basis.

Executive Retirement Plans and Deferred Compensation Benefits (long-term compensation element)

The Scotts Company LLC Executive Retirement Plan (the “ERP”) is a non-qualified deferred compensation plan. The ERP provides executives, including the NEOs, the ability to defer compensation above the Internal Revenue Service (“IRS”) limits applicable to The Scotts Company LLC Retirement Savings Plan (the “RSP”), a qualified 401(k) plan. The ERP is an unfunded plan and is subject to the claims of the Company’s general creditors. The ERP consists of three parts:

•	Compensation Deferral, which allows continued deferral of compensation and crediting of the Company matching contribution that could not be made to the RSP due to the IRS limits.

•	Executive Incentive Plan Bonus, which allows for deferral of up to 100% of the EMIP bonus.

•	Retirement contributions (referred to as “Base Retirement Contributions”), which are made by the Company to the ERP once IRS limits are reached in the RSP. A Base Retirement Contribution is made to the ERP whether or not deferral elections are made to the ERP.

The Company matching contributions and Base Retirement Contributions to the ERP are based on the same contribution formulae used for the RSP. The Company matches the Compensation Deferral at 100% for the first 3% of pay that is contributed to the ERP and 50% for the next 2% of pay contributed to the ERP.

The Company also makes a Base Retirement Contribution in an amount equal to 2% of eligible earnings for all eligible associates, whether or not they make deferral elections to the ERP. This amount increases to 4% once an associate’s annual earnings reach 50% of the Social Security (FICA) wage base. Base Retirement Contributions are only made to the ERP once an executive exceeds the maximum allowable pay under the RSP.

Participant account balances in the ERP are invested in a Company stock fund and other mutual fund investments that are generally consistent with the investment alternatives permitted with respect to the RSP. Accordingly, there were no above-market or preferential earnings on investments associated with the ERP for any of the NEOs for the 2007 fiscal year.

The Scotts Company LLC Excess Benefit Plan (the “Excess Pension Plan”) is an unfunded plan that provides benefits which cannot be provided under The Scotts Company LLC Associates’ Pension Plan (the “Associates’ Pension Plan”) due to IRS limits. The Associates’ Pension Plan was frozen effective December 31, 1997 and, therefore, no service is earned after that date under the Excess Pension Plan for participating executives.

Other Executive Compensation Policies, Practices and Guidelines

Practices Regarding Equity-Based Awards:  In general, all employees are eligible to receive grants of equity-based awards; however, the Compensation and Organization Committee typically limits participation to the CEO, the executive officers and other key management employees. The decision to include certain key management employees in the annual equity-based awards is reflective of competitive market practice and serves to reward those individuals for their past and future impact on our business results.

Grants of Option Awards and/or Stock Awards are typically approved on an annual basis at a regularly scheduled meeting of the Compensation and Organization Committee. The grant date is established as the date of the Compensation and Organization Committee action. In certain instances, an equity-based award may be granted to a new hire as of the later of the date such grant is approved by the Compensation and Organization Committee, or the date employment commences. The Company does not have any program, plan or practice to time annual equity-based awards to our executives in coordination with the release of material non-public information.

The exercise price for each NSO is equal to the closing price of the Company’s common shares on the grant date, as reported on NYSE. If the grant date is not a trading day on NYSE, the exercise price is established as the closing price on the succeeding trading day. The Company does not have any program, plan or practice of determining the exercise price of an NSO on any date other than the grant date.

Stock Ownership Retention Guidelines:  The Compensation and Organization Committee has established stock ownership retention guidelines, which vary by position, for the CEO and the NEOs. The purpose of these guidelines is to align the interests of each NEO with the long-term interests of the shareholders by ensuring that a material amount of each executive’s accumulated wealth is maintained in the form of common shares of the Company. The minimum target levels of equity ownership (retention) established by position are as follows:

CEO	5 times base salary plus target EMIP opportunity
Other NEOs	3 times base salary plus target EMIP opportunity

The Compensation and Organization Committee believes that these retention guidelines are generally more stringent than the competitive pay practices of our compensation peer group since we include the annual target EMIP amount (in addition to base salary) when establishing the minimum amount of stock ownership desired, while most of the other members of our peer group look only at multiples of base salary. For purposes of achieving the desired level of stock ownership retention, the Company considers the following forms of equity-based holdings:

•	Company common shares held directly or indirectly in personal or brokerage accounts;

•	Company common shares held in the ERP;

•	Company common shares allocated to account under the RSP;

•	Restricted stock grants; and

•	Grants of NSOs or SARs, both vested and unvested. For this purpose, the value of the NSO and SAR grants are based on the Black-Scholes value at the time of grant.

According to the Company’s stock ownership retention guidelines, each NEO has five years from the date of hire or promotion to fully reach the appropriate retention guideline for his or her position.

Recoupment/Clawback Policies:  To protect the interests of the Company and its shareholders, all equity-based awards are subject to recoupment provisions (known as clawback provisions). These provisions are designed to enable the Company to recoup common shares or other amounts earned or received under the terms of an equity-based award based on subsequent events, such as violation of non-compete covenants or engaging in conduct that is deemed to be detrimental to the Company (as outlined in the underlying plan and/or award agreement).

In addition to the clawback provisions for equity-based awards, all amounts paid under the EMIP are subject to similar recoupment provisions.

Guidelines with Respect to Tax Deductibility and Accounting Treatment

The Company’s ability to deduct certain elements of compensation paid to each of the NEOs is generally limited to $1 million annually, under Internal Revenue Code Section 162(m). This non-deductibility is generally limited to amounts that do not meet certain technical requirements to be classified as “performance-based” compensation. To ensure the maximum tax deduction allowable, the Company attempts to structure its cash-based incentive programs to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

The Company accounts for stock-based compensation, including Option Awards and Stock Awards, in accordance with SFAS 123(R). Prior to making decisions to grant equity-based awards, the Compensation and Organization Committee reviews pro forma expense estimates, as well as an analysis of the potential dilutive effect such awards could have on existing shareholders. Where deemed appropriate, the proposed level of the equity-based awards may be adjusted to balance these objectives.

Decisions regarding the design, structure and operation of the Company’s incentive plans, including the EMIP and the equity-based incentive plans, contemplate an appropriate balance between the underlying objectives of each plan and the resulting accounting and tax implications to the Company. While we view preserving the tax deductibility as an important objective, there are instances where the Compensation and Organization Committee has approved design elements that may not be fully tax-deductible, but are accepted as trade-offs that support the achievement of other corporate objectives. For example, based on the desire to add a level of individual accountability to the team oriented measurements in the EMIP, a 25% discretionary element was added to the design for the 2007 fiscal year. The Company has made a trade-off between the potential tax due to non-deductibility and the desire to achieve higher level corporate objectives such as individual accountability.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation and Organization Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation and Organization Committee of the Board of Directors of the Company:

Arnold W. Donald, Chair
Mark R. Baker
Joseph P. Flannery

EXECUTIVE COMPENSATION TABLES

At the end of the 2007 fiscal year, the Company had only four executive officers that were still actively serving in that capacity. Accordingly, the NEOs for purposes of this disclosure include James Hagedorn, who served as Principal Executive Officer throughout the 2007 fiscal year, David C. Evans, who served as Principal Financial Officer throughout the 2007 fiscal year, Barry W. Sanders and Denise S. Stump, who were the only other executive officers serving at the end of the 2007 fiscal year. Each of Mr. Hagedorn, Mr. Evans, Mr. Sanders and Ms. Stump serves pursuant to an employment agreement as described below under the caption “PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL — Employment Agreements and Termination of Employment and Change-in-Control Arrangements.” In addition, two former executive officers are disclosed as NEOs, Christopher L. Nagel and David M. Aronowitz, who would have been among the most highly compensated executive officers, but were not serving as executive officers at the end of the 2007 fiscal year. Mr. Nagel served as Executive Vice President, North America Consumer Business through July 18, 2007 and Mr. Aronowitz served as Executive Vice President, General Counsel and Corporate Secretary through July 17, 2007.

Summary Compensation Table

The following table summarizes the total compensation paid to, awarded to or earned by each of the NEOs of the Company for the 2007 fiscal year. The amounts shown include compensation for services in all capacities that were to be provided by the Company including any amounts which may have been deferred. Since the table includes equity-based compensation costs and changes in the actuarial present value of the NEOs’ accumulated pension benefits, the total compensation amount is significantly greater than the compensation that actually was paid to the NEOs during the 2007 fiscal year.

Summary Compensation Table for 2007 Fiscal Year

							Change in
							Pension Value
							and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position (a)	(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)

James Hagedorn President, Chief Executive Officer and Chairman of the Board	2007	600,000	30,926	1,244,698	1,851,390	92,777	7,114	760,406	4,587,311
David C. Evans Executive Vice President and Chief Financial Officer	2007	400,000	19,257	124,579	243,151	37,799	613	50,775	876,174
Barry W. Sanders Executive Vice President, North America	2007	367,333	19,257	285,210	229,456	32,720	0	131,568	1,065,544
Denise S. Stump Executive Vice President, Global Human Resources	2007	312,000	19,257	142,822	254,202	29,483	0	48,526	806,290
Christopher L. Nagel Former — Executive Vice President, North America Consumer Business	2007	375,000	0	0	20,645	0	0	1,450,978	1,846,623
David M. Aronowitz Former — Executive Vice President, General Counsel & Corporate Secretary	2007	333,334	0	0	20,645	0	0	901,116	1,255,095

Footnote to Column (c) of Summary Compensation Table

This column shows each NEO’s base salary for the 2007 fiscal year.

Footnote to Column (d) of Summary Compensation Table

The amount in this column shows the “discretionary” portion of the 2007 fiscal year EMIP payout for each NEO. This amount is based on individual performance for the 2007 fiscal year and is awarded at the discretion of the CEO and approved by the Compensation and Organization Committee. The CEO has no discretionary authority with respect to his own annual incentive payout under the EMIP. The target discretionary bonus for each individual is 25% of the aggregate payout calculated based on the EMIP performance measures. Each NEO can earn more or less than the 25% discretionary target based on the NEO’s individual performance for the 2007 fiscal year. The maximum discretionary amount that can be awarded to the NEOs in total is limited by the size of a pool, which is funded by aggregating the target discretionary bonus amounts of the key management team reporting to the CEO.

Footnote to Column (e) of Summary Compensation Table

The amount in this column reflects the dollar amount recognized for financial statement reporting purposes, for the 2007 fiscal year, with respect to the restricted stock awards granted to each NEO. The amount is calculated in accordance with SFAS 123(R), and thus may include amounts from awards granted in as well as prior to the 2007 fiscal year. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The value of Stock Awards is determined using the fair market value of the underlying common shares on the date of the grant, and expensed ratably over the three-year restriction period. Assumptions used in the calculation of this amount are included in Note 11 to the Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2007.

With respect to Mr. Nagel, who resigned from the Company in July 2007, all unvested restricted stock awards (covering an aggregate of 51,900 common shares) were forfeited in the 2007 fiscal year, resulting in a credit of $995,139 for financial statement reporting purposes. Of the total credit recorded, $982,480 was a direct offset to expense that would otherwise have been recorded for the 2007 fiscal year. As a result, no expense is reflected for the 2007 fiscal year.

With respect to Mr. Aronowitz, who resigned from the Company in July 2007, all unvested restricted stock awards (covering an aggregate of 31,200 common shares) were forfeited in the 2007 fiscal year, resulting in a credit of $461,450 for financial statement reporting purposes. Of the total credit recorded, $253,527 was a direct offset to expense that would otherwise have been recorded for the 2007 fiscal year. As a result, no expense is reflected for the 2007 fiscal year.

Footnote to Column (f) of Summary Compensation Table

The amount in this column reflects the expense recognized for financial statement reporting purposes, for the 2007 fiscal year, with respect to NSOs granted to each NEO. The amount is calculated in accordance with SFAS 123(R), and thus may include amounts from awards granted in as well as prior to the 2007 fiscal year. Pursuant to applicable SEC Rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The value of Option Awards is determined using a binomial option valuation on the date of the grant and expensed ratably over the three-year vesting period. Assumptions used in the calculation of this amount are included in Note 11 to the Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2007.

With respect to Mr. Nagel, who resigned from the Company in July 2007, the amount reflected in this column includes the actual compensation costs, calculated in accordance with SFAS 123(R), related to Option Awards that vested in the 2007 fiscal year. For financial statement reporting purposes, an additional expense of $1,100,117, calculated in accordance with SFAS 123(R), was recorded for the 2007 fiscal year related to Option Awards (covering an aggregate of 108,056 common shares) that were subject to a negotiated cash settlement upon Mr. Nagel’s resignation from the Company and forfeited. To avoid double counting, that amount has not been reported in column (f) since it is included as part of the cash settlement of $1,401,068 that is reflected in column (i), All Other Compensation.

With respect to Mr. Aronowitz, who resigned from the Company in July 2007, the amount reflected in this column includes the actual compensation costs, calculated in accordance with SFAS 123(R), related to Option Awards that vested in the 2007 fiscal year. For financial statement reporting purposes, an additional expense of $644,847 was recorded for the 2007 fiscal year related to Option Awards (covering an aggregate of 91,632 common shares) that were subject to a negotiated cash settlement upon Mr. Aronowitz’s resignation from the Company and forfeited. To avoid double counting, that amount has not been reported in column (f) since it is included as part of the cash settlement of $851,068 that is reflected in column (i), All Other Compensation.

Footnote to Column (g) of Summary Compensation Table

The amount in this column reflects the “non-discretionary” portion of the 2007 fiscal year EMIP payout for each NEO. This amount represents 75% of the aggregate payout calculated based on the EMIP performance measures. A more detailed description of the performance measures and actual 2007 fiscal year performance levels for purposes of the EMIP are discussed under the caption “Elements of Executive Compensation — EMIP (short-term compensation element)” in the CD&A.

Footnote to Column (h) of Summary Compensation Table

The amount in this column reflects the change in aggregate pension value based on the aggregate change in the actuarial present value of the accumulated benefit under both the Associates’ Pension Plan and the Excess Pension Plan for each participant. The change in actuarial present value is the change in present value from October 1, 2006 through September 30, 2007. Both plans were frozen as of December 31, 1997; therefore, no service credits have been earned since that date.

Participant account balances in the ERP, a non-qualified deferred compensation plan, are invested in a Company stock fund and other mutual fund investments that are generally consistent with the investment alternatives permitted with respect to the RSP, a qualified 401(k) plan. Accordingly, there were no above-market or preferential earnings on investments associated with the deferred compensation plan for any of the NEOs for the 2007 fiscal year.

Footnote to Column (i) of Summary Compensation Table

The amount reported in this column consists of amounts provided to each NEO with respect to an automobile allowance, annual financial planning services, physical examinations, amounts contributed by the Company to defined contribution and non-qualified deferred compensation plans, commuting and other personal use of company-owned aircraft, reimbursement of other commuting expenses, tax gross-ups and common shares purchased under the Discounted Stock Purchase Plan, all of which are detailed in the All Other Compensation Table.

  All Other Compensation Table (Supplements Summary Compensation Table)

The following table shows the detail for column (i), All Other Compensation of the Summary Compensation Table.

All Other Compensation (Supplements Summary Compensation Table)

		Defined	Deferred
	Auto	Contribution	Compensation	Tax Gross-up	Commuting
Name	Allowance	Plans	Plans	Payments	Expenses	Other	Total
(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)

James Hagedorn	12,000	17,525	29,500	107,224	198,460	395,697	760,406
David C. Evans	12,000	17,525	17,835	0	0	3,415	50,775
Barry W. Sanders	11,333	16,960	13,025	0	0	90,250	131,568
Denise S. Stump	12,000	17,365	11,715	0	0	7,446	48,526
Christopher L. Nagel (former)	10,000	12,525	23,385	0	0	1,405,068	1,450,978
David M. Aronowitz (former)	10,000	11,112	23,380	0	0	856,624	901,116

Footnote to Column (b) of the All Other Compensation Table

The amount in this column reflects the monthly automobile allowance provided to each of the NEOs for the 2007 fiscal year. The amounts for Mr. Sanders, Mr. Nagel and Mr. Aronowitz reflect their time served in an executive officer capacity during the 2007 fiscal year.

Footnote to Column (c) of the All Other Compensation Table

The amount in this column shows the Company matching and retirement contributions made in the 2007 fiscal year under the RSP, a defined contribution plan, on behalf of each NEO. Eligible participants may contribute up to 75% of pay on a before-tax basis through payroll deduction up to the IRS limit. The Company matches the before-tax contributions at 100% for the first 3% of pay that is contributed to the RSP and 50% for the next 2% of pay contributed to the RSP (within IRS limitations). The matching contributions, and any earnings on them, are immediately 100% vested.

The Company also makes a Base Retirement Contribution in an amount equal to 2% of eligible earnings for all eligible associates, whether or not they choose to contribute to the RSP. This amount increases to 4% once an associate’s annual earnings reach 50% of the Social Security (“FICA”) wage base. The Base Retirement Contributions, and any earnings on them, vest once an associate has reached three years of service with the Company.

Footnote to Column (d) of the All Other Compensation Table

The amount in this column shows the amount of all Company contributions into the ERP, a non-qualified deferred compensation plan, for each NEO. The ERP provides executives, including the NEOs, the ability to defer compensation above the IRS limits applicable to the RSP. Additional details with respect to non-qualified deferred compensation provided for under the ERP are shown in the Non-Qualified Deferred Compensation Table on page 44.

Footnote to Column (e) of the All Other Compensation Table

The amount in this column for Mr. Hagedorn reflects tax gross-up payments with respect to aircraft usage and commuting expenses. Mr. Hagedorn’s gross-up payments include $98,068 related to commuting and other personal use of company-owned aircraft as well as $9,156 related to the reimbursement of certain expenses associated with commuting in his personal aircraft.

Footnote to Column (f) of the All Other Compensation Table

The amount in this column for Mr. Hagedorn reflects the costs of commuting on company-owned aircraft ($121,060), calculated according to applicable SEC guidance which measures the aggregate incremental cost to the Company of personal use. This amount does not include the cost of ferry legs, i.e. “deadhead flights” ($59,610). The reported aggregate incremental cost of commuting on company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase cost of company-owned aircraft and the cost of maintenance not related to trips. This column also includes an additional perquisite for certain costs ($77,400) which the Company reimbursed to Mr. Hagedorn for a portion of the direct operating costs associated with commuting in his personal aircraft.

Footnote to Column (g) of the All Other Compensation Table

The amount in this column reflects additional forms of compensation to each NEO. The Discounted Stock Purchase Plan allows employees to buy the Company’s common shares at a 10% discount from the then current market price. There are financial planning services offered to executives which have an “opt-out” payment of $4,000 to those executives who do not use the service. The comprehensive financial planning services integrate benefits and compensation with estate planning, investment planning, retirement planning and tax planning.

As a result of his participation in the Discounted Stock Purchase Plan, Mr. Hagedorn realized additional compensation of $2,667, associated with purchasing common shares of the Company at a 10% discount from the then current market price. Mr. Hagedorn elected to receive an opt-out payment in lieu of receiving Company-paid financial planning services, which increased his compensation by $4,000 for the 2007 fiscal year. This column also reflects the cost of Mr. Hagedorn’s personal usage of company-owned aircraft ($370,280), excluding the cost of commuting that was reported in column (f). The value reported for his personal usage does not include the cost of ferry legs, i.e. “deadhead flights” ($117,740). The reported aggregate incremental cost of his personal usage of company-owned aircraft was based on the direct operating costs associated with operating a flight from origination to destination, such as fuel, oil, landing fees, crew hotels and meals, on-board catering, trip-related maintenance, and trip-related hangar/parking costs. Since company-owned aircraft are used primarily for business travel, the calculation method excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase cost of company-owned aircraft and the cost of maintenance not related to trips. The aggregate incremental cost reported does not include the incremental tax cost of $491,850 to the Company, associated with the partial loss of a tax deduction of aircraft-related costs, as a result of Mr. Hagedorn’s personal use of company-owned aircraft. Mr. Hagedorn also received a deferred dividend of $18,750 related to a grant of 30,000 shares of restricted stock which were granted on November 19, 2003 and vested on November 19, 2006.

The value of Company-paid financial planning services for Mr. Evans increased his compensation by $3,415 for the 2007 fiscal year.

Mr. Sanders elected to receive the opt-out payment in lieu of receiving Company-paid financial planning services, which increased his compensation by $4,000 for the 2007 fiscal year. Mr. Sanders also received a deferred dividend of $86,250 related to a grant of 10,000 performance shares which were granted on December 9, 2005 and vested on April 2, 2007.

As a result of her participation in the Discounted Stock Purchase Plan, Ms. Stump realized additional compensation of $667, associated with purchasing common shares of the Company at a 10% discount from the then current market price. The value of Company-paid financial planning services for Ms. Stump increased her compensation by $6,779 for the 2007 fiscal year.

Mr. Nagel elected to receive the opt-out payment in lieu of receiving Company-paid financial planning services, which increased his compensation by $4,000 for the 2007 fiscal year. Mr. Nagel also received compensation of $1,401,068 in connection with his resignation from the Company on July 18, 2007. Mr. Nagel entered into a separation agreement and release on July 18, 2007 that terminated his previous employment agreement with the Company (entered into on November 13, 2006) by reason of Mr. Nagel’s resignation and addresses the payments and benefits to which Mr. Nagel will be entitled, in lieu of any payment or benefits pursuant to his employment agreement or addressed in the CD&A, in connection with his resignation. Such payments and benefits consisted of, among other things, payment for up to 18 months after his resignation of a monthly amount equal to Mr. Nagel’s cost of health care coverage and a lump sum cash payment of $1,400,000, which represented the negotiated value of Mr. Nagel’s unvested options, as offset by certain other amounts. Mr. Nagel will not be entitled to any severance or other payments under any severance, separation, bonus or other benefit plan maintained by the Company or its subsidiaries. All unvested options, shares of restricted stock, SARs or other rights held by Mr. Nagel under any equity-based compensation plan of the Company were forfeited, while all vested options held by Mr. Nagel remained exercisable in accordance with the terms of the relevant plan and award agreement. Mr. Nagel will also be entitled to any vested benefits he had as of July 18, 2007 under other benefit plans or programs of the Company or its subsidiaries, including the RSP ($415,683) and the ERP ($578,253). In exchange for the payments and benefits described above, Mr. Nagel agreed to release all claims against the Company and all related entities, agreed to cooperate with the Company in the prosecution or defense of existing or future proceedings, and agreed that the employee confidentiality, noncompetition and nonsolicitation agreement previously executed by Mr. Nagel on August 7, 2006 would remain in full force and effect. If Mr. Nagel materially breaches any provision of the separation agreement and release or facts are subsequently discovered that show he engaged during the term of his employment with the Company in activities that would constitute “Cause” as defined in his employment agreement, then the $1,400,000 lump sum payment, net of applicable withholdings, paid under the settlement agreement and release is subject to forfeiture within two years after the activity or breach or discovery of the activity or breach by the Company.

As a result his participation in the Discounted Stock Purchase Plan, Mr. Aronowitz realized additional compensation of $1,556, associated with purchasing common shares of the Company at a 10% discount from the then current market price. Mr. Aronowitz elected to receive the opt-out payment in lieu of receiving Company-paid financial planning services, which increased his compensation by $4,000 for the 2007 fiscal year. Mr. Aronowitz also received compensation of $851,068 in connection with his resignation from the Company on July 17, 2007. Mr. Aronowitz entered into a separation agreement and release with the Company on July 17, 2007 that provided certain payments and benefits different from those addressed in the CD&A. Such payments and benefits consisted of, among other things, payment for up to 18 months after his resignation of a monthly amount equal to Mr. Aronowitz’s cost of health care coverage and a lump sum cash payment of $850,000, which represented the negotiated value of Mr. Aronowitz’s unvested options, as offset by certain other amounts. Mr. Aronowitz will not be entitled to any severance or other payments under any severance, separation, bonus or other benefit plan maintained by the Company or its subsidiaries. All unvested options, shares of restricted stock, SARs or other rights held by Mr. Aronowitz under any equity-based compensation plan of the Company were forfeited, while all vested options held by Mr. Aronowitz remained exercisable in accordance with the terms of the relevant plan and award agreement. Mr. Aronowitz will also be entitled to any vested benefits he had as of July 17, 2007 under other benefit plans or programs of the Company or its subsidiaries, including the RSP ($376,645) and the ERP ($1,304,451). In exchange for the payments and benefits described above, Mr. Aronowitz agreed to release all claims against the Company and all related entities, agreed to cooperate with the Company in the prosecution or defense of existing or future proceedings, and agreed that the employee confidentiality, noncompetition and nonsolicitation agreement previously executed by Mr. Aronowitz on May 11, 2006 would remain in full force and effect. If Mr. Aronowitz materially breaches any provision of the separation agreement and release or facts are subsequently discovered that show he engaged during the term of his employment with the Company in activities that would constitute cause, then the $850,000 lump sum payment, net of applicable withholdings, paid under the settlement agreement and release is subject to forfeiture within two years after the activity or breach or discovery of the activity or breach by the Company.

Grants of Plan-Based Awards Table

The following table sets forth information concerning equity-based awards made to the NEOs during the 2007 fiscal year as well as the range of potential payouts under the EMIP, a non-equity incentive plan. The information is shown with the adjustments for the Special Dividend. The payment of the Special Dividend required the Company to adjust the number of common shares subject to options and SARs outstanding under the Company’s equity-based compensation plans at the time of the Special Dividend, as well as the price at which such awards may be exercised. The Compensation and Organization Committee approved the adjustments which were consistent with Section 409A of the Internal Revenue Code and assure compliance with SFAS 123(R). Accordingly, there were no accounting charges associated with the adjustments nor were there any tax implications to the Company or the holders of outstanding awards, as a result of the option and SAR adjustments associated with the Special Dividend.

Grants of Plan-Based Awards for 2007 Fiscal Year

							All Other
						All Other	Option
		Date of				Stock	Awards:		Grant
		Action by the	Estimated Possible Payouts Under			Awards:	Number of	Exercise	Date Fair
		Compensation	Non-Equity Incentive Plan Awards			Number of	Securities	or Base	Value of
		and	(EMIP)			Shares of	Underlying	Price of	Stock and
	Grant	Organization		Target		Stock or	Options	Option	Option
Name	Date	Committee	Threshold	($)	Maximum	Units	(#)	Awards	Awards
(a)	(b)	(c)	($)(d)	(e)	($)(f)	(#)(g)	(h)	($/Sh)(i)	(j)

James Hagedorn	10/11/2006	—	—	—	—	33,100	—	—	1,518,628
	10/11/2006	—	—	—	—	—	153,690	38.58	1,810,468
			270,000	540,000	1,350,000	—	—	—	—
David C. Evans	10/11/2006	—	—	—	—	5,600	—	—	256,928
	10/11/2006	—	—	—	—	—	26,190	38.58	308,518
			110,000	220,000	550,000	—	—	—	—
Barry W. Sanders	10/11/2006	—	—	—	—	3,300	—	—	151,404
	10/11/2006	—	—	—	—	—	15,476	38.58	182,307
			104,775	209,550	523,875	—	—	—	—
Denise S. Stump	10/11/2006	—	—	—	—	4,900	—	—	224,812
	10/11/2006	—	—	—	—	—	22,738	38.58	267,854
			85,800	171,600	429,000	—	—	—	—
Christopher L. Nagel (former)	10/1/2006	8/10/2006	—	—	—	38,000	—	—	1,690,620
	10/11/2006	—	—	—	—	7,300	—	—	334,924
	10/11/2006	—	—	—	—	—	34,047	38.58	401,074
			123,750	247,500	618,750	—	—	—	—
David M. Aronowitz (former)	10/11/2006	—	—	—	—	5,600	—	—	256,928
	10/11/2006	—	—	—	—	—	26,190	38.58	308,518
			110,000	220,000	550,000	—	—	—	—

Footnote to Columns (d), (e) and (f) of Grants of Plan-Based Awards Table

The amounts in columns (d), (e) and (f) are the estimated potential threshold, target and maximum incentive award payouts that each of the NEOs was eligible to receive based on performance levels set pursuant to the EMIP for the 2007 fiscal year. A detailed description of the performance measures and potential incentive award payouts under the EMIP for minimum (threshold), target and maximum performance levels are discussed under the caption “Elements of Executive Compensation — EMIP (short-term compensation element)” in the CD&A.

The estimated incentive award payouts shown include the 25% discretionary portion of the incentive payout described in Footnote to Column (d) of Summary Compensation Table on page 33. The actual incentive award payouts earned for the 2007 fiscal year are reported in columns (d) and (g) of the Summary Compensation Table.

Footnote to Column (g) of Grants of Plan-Based Awards Table

Column (g) of this table shows the number of shares of restricted stock awarded under the 2006 Plan on October 11, 2006 that are subject to a three-year cliff vesting schedule. The shares of restricted stock are held in an escrow account until they vest or are forfeited. Each holder of restricted stock exercises all voting rights associated with the shares of restricted stock while they are held in the escrow account and will be credited with any dividends paid on the common shares underlying the restricted stock. In addition, each holder of restricted stock will be credited with a reasonable rate of interest on any such cash dividends that were or are declared and paid in respect of the shares of restricted stock during the period that began on December 20, 2006 and ends on the vesting date. The dividends and interest are distributed with the related shares of restricted stock if they vest, or forfeited if those shares of restricted stock are forfeited.

In addition to the annual grant on October 11, 2006, Mr. Nagel received a special retention grant of 38,000 shares of restricted stock under the 2006 Plan, which was approved by the Compensation and Organization Committee on August 10, 2006 with a grant date of October 1, 2006. Half of the 38,000 shares (19,000) were granted with a one-year vesting schedule with the remaining 19,000 shares granted with a three-year vesting schedule. This special grant of 38,000 shares of restricted stock, along with the 7,300 shares of restricted stock granted on October 11, 2006, was forfeited on July 18, 2007 when Mr. Nagel resigned from the Company. Mr. Aronowitz’s October 11, 2006 grant of 5,600 shares of restricted stock was forfeited on July 17, 2007 when he resigned from the Company.

Footnote to Column (h) of Grants of Plan-Based Awards Table

Column (h) of this table shows the number of NSOs granted under the 2006 Plan on October 11, 2006 that are subject to a three-year cliff vesting schedule and generally have ten-year terms. The grant of NSOs covering 34,047 common shares for Mr. Nagel was forfeited on July 18, 2007 upon his resignation from the Company. The grant of NSOs covering 26,190 common shares for Mr. Aronowitz was forfeited on July 17, 2007 upon his resignation from the Company.

Footnote to Column (i) of Grants of Plan-Based Awards Table

All grants were made pursuant to the 2006 Plan. The 2006 Plan, which was approved by the Company’s shareholders, provides that the exercise price will be the closing price of a common share on NYSE on the date of the grant. Column (i) shows the exercise price after the adjustments to account for the Special Dividend.

Footnote to Column (j) of Grants of Plan-Based Awards Table

Column (j) amounts reflect the grant date fair value, computed in accordance with SFAS 123(R), for the NSO grants and restricted stock grants identified in this table. The methodology used to adjust the number of common shares subject to NSOs outstanding at the time of the Special Dividend, as well as the exercise price of such NSOs, resulted in a fair value for the adjusted awards post-dividend equal to that of the unadjusted awards pre-dividend, with the result that there was no additional compensation expense in accordance with the accounting for modifications to awards under SFAS 123(R).

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding NSOs, SARs and restricted stock awards held by the NEOs as of September 30, 2007.

The information is shown with the adjustments for the Special Dividend. The payment of the Special Dividend required the Company to adjust the number of common shares subject to NSOs and SARs outstanding under the Company’s equity-based compensation plans at the time of the Special Dividend, as well as the price at which such awards may be exercised. The Compensation and Organization Committee approved the adjustments which were consistent with Section 409A of the Internal Revenue Code and assure compliance with SFAS 123(R). Accordingly, there were no accounting charges associated with the adjustments nor were there any tax implications to the Company or the holders of outstanding awards, as a result of the NSO and SAR adjustments associated with the Special Dividend.

Outstanding Equity Awards at 2007 Fiscal Year-End

		Option/SAR Awards					Stock Awards
		Number of		Number of			Number of	Market
		Securities		Securities			Shares or	Value of
		Underlying		Underlying			Units of	Shares or
		Unexercised		Unexercised	Option/SAR	Option/SAR	Stock	Units of
		Options/SARs(#)		Options/SARs(#)	Exercise	Expiration	That Have	Stock That
Name	Grant Date	Exercisable		Unexercisable	Price	Date	Not Vested	Have Not
(a)	(b)	(c)		(d)	($)(e)	(f)	(#)(g)	Vested($)(h)

James Hagedorn	9/23/1998	107,071		0	12.67	9/22/2008
	3/5/1999	83,274		0	14.77	3/4/2009
	9/22/1999	107,058		0	15.03	9/21/2009
	10/18/2000	142,752		0	12.72	10/15/2010
	10/23/2001	297,429		0	16.80	10/21/2011
	1/30/2003	297,386	*	0	21.23	1/29/2013
	11/19/2003	214,120	*	0	24.45	11/18/2013
	12/1/2004	0		196,553	29.01	12/1/2014
	10/12/2005	0		182,067	35.74	10/12/2015
	10/11/2006	0		153,690	38.58	10/11/2016
							88,300	3,774,825
David C. Evans	11/19/2003	28,549	*	0	24.45	11/18/2013
	12/1/2004	0		23,795	29.01	12/1/2014
	10/12/2005	0		18,801	35.74	10/12/2015
	10/11/2006	0		26,190	38.58	10/11/2016
							8,600	367,650
Barry W. Sanders	11/7/2002	9,517		0	20.12	11/6/2012
	11/19/2003	28,549	*	0	24.45	11/18/2013
	12/1/2004	0		23,795	29.01	12/1/2014
	10/12/2005	0		26,893	35.74	10/12/2015
	10/11/2006	0		15,476	38.58	10/11/2016
							7,500	320,625
Denise S. Stump	11/7/2002	4,758		0	20.12	11/6/2012
	11/19/2003	22,601	*	0	24.45	11/18/2013
	12/1/2004	0		23,795	29.01	12/1/2014
	10/12/2005	0		26,893	35.74	10/12/2015
	10/11/2006	0		22,738	38.58	10/11/2016
							10,100	431,775
Christopher L. Nagel (former)		0		0	0		0	0
David M. Aronowitz (former)		0		0	0		0	0

Footnote to Columns (c) and (d) of Outstanding Equity Awards at Fiscal Year-End Table

Those awards shown with an asterisk (*) are SARs. All of the NSOs/SARs shown in columns (c) and (d) have a vesting date that is the third anniversary of the grant date shown in column (b), and an expiration date (shown in column (f), that is 10 years from the date of grant.

Footnote to Column (e) of Outstanding Equity Awards at Fiscal Year-End Table

Each NSO or SAR was granted with an exercise price equal to the closing price of a common share of the Company on NYSE on the date of grant. Column (e) shows the exercise price after the adjustments to account for the Special Dividend.

Footnote to Column (g) of Outstanding Equity Awards at Fiscal Year-End Table

Column (g) of the table shows the aggregate number of shares of restricted stock for each NEO that have not vested as of September 30, 2007. All shares of restricted stock reported in this column (g) will become fully vested on December 1, 2007, October 12, 2008 or October 11, 2009, based on the original grant date of the respective award.

Footnote to Column (h) of Outstanding Equity Awards at Fiscal Year-End Table

Column (h) shows the market value of the shares of restricted stock for each NEO that had not vested as of September 30, 2007. The value is calculated by multiplying column (g) by $42.75, which was the closing share price of the Company’s common shares on September 28, 2007, the last trading day of the 2007 fiscal year.

Option Exercises and Stock Vested Table

The following table provides information concerning the aggregate amounts realized or received in connection with all exercises of NSOs or the vesting of shares of restricted stock for each NEO during the 2007 fiscal year.

The information is shown with the adjustments for the Special Dividend. The payment of the Special Dividend required the Company to adjust the number of common shares subject to NSOs and SARs outstanding under the Company’s equity-based compensation plans, as well as the price at which the awards may be exercised. The Compensation and Organization Committee approved the adjustments which were consistent with Section 409A of the Internal Revenue Code and assure compliance with SFAS 123(R). Accordingly, there were no accounting charges associated with the adjustments nor were there any tax implications to the Company or the holders of outstanding awards, as a result of the NSO and SAR adjustments associated with the Special Dividend.

Option Exercises and Stock Vested for 2007 Fiscal Year

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise	Vesting	on Vesting
(a)	(#)(b)	($)(c)	(#)(d)	($)(e)

James Hagedorn	359,052	13,765,767	30,000	1,487,700
David C. Evans	0	0	0	0
Barry W. Sanders	12,000	324,637	10,000	444,000
Denise S. Stump	20,000	505,806	0	0
Christopher L. Nagel (former)	109,446	2,896,754	0	0
David M. Aronowitz (former)	204,043	5,736,835	0	0

Footnote to Column (b) of Option Exercises and Stock Vested Table

Column (b) of this table shows the number of common shares acquired upon exercise of NSOs by each NEO during the 2007 fiscal year.

Footnote to Column (c) of Option Exercises and Stock Vested Table

Column (c) of this table shows the value realized upon exercise of NSOs and/or SARs by each NEO during the 2007 fiscal year. The value realized upon exercise of an option is calculated based on the excess of the closing price of a common share of the Company on NYSE on the date of exercise over the exercise price of the NSO and/or SAR, multiplied by the number of common shares acquired upon exercise.

Footnote to Column (d) of Option Exercises and Stock Vested Table

Column (d) of this table shows the number of common shares acquired upon vesting of the related shares of restricted stock by each NEO during the 2007 fiscal year.

Footnote to Column (e) of Option Exercises and Stock Vested Table

Column (e) of this table shows the value realized upon the vesting of shares of restricted stock for each NEO during the 2007 fiscal year. The value realized upon the vesting of restricted stock is calculated by multiplying the number of common shares underlying the vested shares of restricted stock by the closing price of the underlying common shares of the Company on NYSE on the vesting date.

Pension Benefits Table

Scotts LLC maintains the Associates’ Pension Plan, a tax-qualified, non-contributory defined benefit pension plan. Eligibility for and accruals under the Associates’ Pension Plan were frozen as of December 31, 1997. Monthly benefits under the Associates’ Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a)(i) 1.5% of the individual’s highest average annual compensation for 60 consecutive months during the ten-year period ending December 31, 1997; times

(ii) years of benefit service through December 31, 1997; reduced by

(b)(i) 1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii) years of benefit service through December 31, 1997

Compensation includes all earnings plus 401(k) contributions and salary reduction contributions for welfare benefits, but does not include earnings in connection with foreign service, the value of a company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account.

Benefits under the Associates’ Pension Plan are supplemented by benefits under the Excess Pension Plan. The Excess Pension Plan was established October 1, 1993 and also frozen as of December 31, 1997. The Excess Pension Plan provides additional benefits to participants in the Associates’ Pension Plan whose benefits are reduced by limitations imposed under Section 415 and 401(a)(17) of the Internal Revenue Code. Under the Excess Pension Plan, executive officers and certain key employees participating in the Excess Pension Plan will receive, at the time and in the same form as benefits are paid under the Associates’ Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Associates’ Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Internal Revenue Code.

The following table shows information related to the participation in the Associates’ Pension Plan and the Excess Pension Plan by James Hagedorn and David C. Evans, the only two NEOs who participate in either of the plans. Since both the Associates’ Pension Plan and the Excess Pension Plan were frozen as of December 31, 1997, no further years of credited service may be earned after that date.

Pension Benefits at 2007 Fiscal Year-End

		Number of	Present
		Years	Value of
		Credited	Accumulated
Name	Plan Name	Service	Benefit
(a)	(b)	(#)(c)	($)(d)

James Hagedorn	The Scotts Company LLC	9.9167	119,889
	Associates’ Pension Plan
	The Scotts Company LLC Excess	2.0000	22,884
	Benefit Plan
	Total		142,773
David C. Evans	The Scotts Company LLC	3.0833	12,588
	Associates’ Pension Plan
	Total		12,588
Barry W. Sanders	n/a	n/a	n/a
Denise S. Stump	n/a	n/a	n/a
Christopher L. Nagel (former)	n/a	n/a	n/a
David M. Aronowitz (former)	n/a	n/a	n/a

Footnote to Column (c) of Pension Benefits Table

The number of years of credited service shown for each participant, is the service earned under the respective plan. Both plans were frozen as of December 31, 1997; therefore no service credit may be earned after that date. Mr. Hagedorn entered the Excess Pension Plan on January 1, 1996.

Footnote to Column (d) of Pension Benefits Table

Assumptions used in the calculation of these amounts are included in Note 8 to the Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2007.

Non-Qualified Deferred Compensation Table

The ERP is a non-qualified deferred compensation plan. The ERP provides executives, including the NEOs, the ability to defer compensation above the IRS limits applicable to the RSP. The ERP is an unfunded plan and is subject to the claims of the Company’s general creditors. The ERP consists of three parts:

•	Compensation Deferral, which allows continued deferral of compensation and crediting of the Company matching contribution that could not be made to the RSP due to the IRS limits.

•	Executive Incentive Plan Bonus, which allows for deferral of up to 100% of the EMIP bonus.

•	Retirement contributions (referred to as “Base Retirement Contributions”), which are made by the Company to the ERP once IRS limits are reached in the RSP. A Base Retirement Contribution is made to the ERP whether or not deferral elections are made to the ERP.

Non-Qualified Deferred Compensation for 2007 Fiscal Year

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	in Last	Withdrawals/	Last Fiscal
Name	Year	Year	Fiscal Year	Distributions	Year End
(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)

James Hagedorn	26,500	29,500	74,582	0	600,921
David C. Evans	9,167	17,835	10,334	0	83,387
Barry W. Sanders	10,213	13,025	7,216	0	73,579
Denise S. Stump	12,240	11,715	14,563	0	107,779
Christopher L. Nagel (former)	66,570	23,385	67,348	0	578,253
David M. Aronowitz (former)	106,167	23,380	172,031	0	1,304,451

Footnote to Column (b) of Non-Qualified Deferred Compensation Table

This column includes contributions to the ERP made by Mr. Hagedorn, Mr. Evans, Mr. Sanders, Ms. Stump, Mr. Nagel and Mr. Aronowitz, respectively. These amounts are also included in the “Salary” column numbers reported in the Summary Compensation Table.

Footnote to Column (c) of Non-Qualified Deferred Compensation Table

The method of determining these contributions is explained in the narrative preceding this table. These contributions are also included in the “All Other Compensation — Deferred Compensation Plans” column numbers reported in the Summary Compensation Table.

Footnote to Column (d) of Non-Qualified Deferred Compensation Table

This amount represents the aggregate market-based earnings for the 2007 fiscal year credited to each NEO’s account in accordance with the ERP. The investment options which may be chosen by a participant include a Company stock fund and other mutual fund investments that are generally consistent with the investment alternatives permitted with respect to the RSP. These amounts are not reflected in the Summary Compensation Table, as they are not considered above-market earnings on deferred compensation.

Footnote to Column (f) of Non-Qualified Deferred Compensation Table

This amount represents the account balance for each NEO as of the end of the 2007 fiscal year. Distributions from the ERP generally begin after 6 months have elapsed from when a participant terminates employment (although the participant may specify a later date) and normally are paid in either a lump sum or in annual installments over no more than 9 years, whichever the participant has elected. Distributions from the Company stock fund are always made in the form of whole common shares and the value of fractional common shares is distributed in cash. Distributions from one of the mutual fund investments are made in cash equal to the number of mutual fund shares credited to the participant multiplied by the market value of those mutual fund shares.

PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

The Company and Scotts LLC have entered into certain agreements and maintain certain plans that may provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company.

Employment Agreements:  As of the end of the 2007 fiscal year, Mr. Hagedorn was the only NEO party to an employment agreement. However, Scotts LLC entered into employment agreements with Mr. Evans, Mr. Sanders and Ms. Stump effective as of October 1, 2007. Mr. Sanders had a prior agreement that expired on September 30, 2007. The terms of the employment agreements with Mr. Hagedorn, Mr. Evans, Mr. Sanders and Ms. Stump are described below under the caption “Employment Agreements and Termination of Employment and Change-in-Control Arrangements.” Under the terms of their respective employment agreements, each NEO may be eligible for severance and continued compensation and benefit eligibility as summarized in the table below. For purposes of this disclosure, the employment agreements for Mr. Evans, Mr. Sanders and Ms. Stump are treated as if they were in effect on the last day of the 2007 fiscal year.

Reason	Base Salary	Annual Incentive	Welfare Benefits

Termination Due to Death	No payment after effective date of termination	Prorated Target Annual Bonus	Per terms of plan

Termination Due to Disability	No payment after effective date of termination	Prorated Target Annual Bonus	Per terms of plan

Voluntary Termination by Executive	No payment after effective date of termination	No payment (per terms of plan)	Per terms of plan

Termination by Company Without Cause or by Executive with Good Reason	a) No payment after effective date of termination b) Lump sum equal to two years base salary	One times Target Annual Bonus	12 month Continuation Period. COBRA continuation period runs coincident with beginning of Continuation Period.

Termination for Cause	No payment after effective date of termination	No payment (per terms of plan)	Per terms of plan

Termination Subsequent to Change in Control	a) No payment after effective date of termination b) Lump sum equal to two times base salary	Lump sum equal to two times Target Annual Bonus	24 month Continuation Period. COBRA continuation period runs coincident with beginning of Continuation Period.

The specific obligations to each of Mr. Hagedorn, Mr. Evans, Mr. Sanders and Ms. Stump are detailed in separate tables.

Equity-Based Compensation Plans:  As previously mentioned, grants of NSOs and restricted stock are typically subject to three-year, time-based vesting. However, our equity-based compensation plans generally provide for accelerated vesting or forfeiture in certain situations, as indicated in the following table. These acceleration and forfeiture provisions apply to all participants under the equity-based compensation plans.

Termination Due to:	NSOs	Restricted Stock

Retirement	Unvested NSOs become vested on date of termination	All unvested shares are forfeited on date of termination

Death or Disability	Unvested NSOs become vested on date of termination	All unvested shares are forfeited on date of termination

For Cause	All unvested and unexercised NSOs are forfeited on date of termination	All unvested shares are forfeited on date of termination

Any Other Reason	All unvested NSOs are forfeited	All unvested shares are forfeited on date of termination

Subsequent to Change in Control	Generally vesting may be accelerated	Generally all unvested shares become vested

Retirement:  A voluntary termination after a participant reaches age 62, or reaches age 55 with 10 years of service.

Disability:  A participant’s inability to perform his or her normal duties for a period of 6 months due to a physical or mental infirmity.

Upon a change in control of the Company, outstanding options and SARs will be cancelled, unless (a) the Compensation and Organization Committee determines prior to the change in control that immediately after the change in control, the options and SARs will be honored or assumed, or new awards with substantially equivalent value substituted or (b) the NEO exercises, with the permission of the Compensation and Organization Committee, the NEO’s outstanding options and SARs within 15 days of the date of the change in control. For each cancelled option or SAR, an NEO will receive cash in the amount of, or common shares having a fair market value equal to, the difference between the change in control price per common share and the exercise price per share associated with the cancelled option or SAR.

The following table describes the approximate payments that would be made to Mr. Hagedorn pursuant to his employment agreement or other plans or individual award agreements in the event of his termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2007, the last day of the 2007 fiscal year. Please see the Outstanding Equity Awards at Fiscal Year-End Table on page 40 for further information concerning the outstanding NSOs, SARs and shares of restricted stock held by Mr. Hagedorn as of September 30, 2007. Mr. Hagedorn’s employment agreement is described below under the caption “Employment Agreements and Termination of Employment and Change-in-Control Arrangements.” In the event of voluntary termination of employment, early retirement, normal retirement or a termination for cause, Mr. Hagedorn would receive the value of his accrued benefits under each of the Associates’ Pension Plan, the Excess Pension Plan, the RSP and the ERP (the amounts of which would be the same as those reflected below in the applicable line items within “Benefits and Perquisites”), but not additional severance payments. Unless noted otherwise, the agreements and plans that give rise to the termination of employment and change in control obligations of the Company are as discussed above.

Termination of Employment and Change in Control — James Hagedorn

Executive Benefits
and Payments	Involuntarily Without		Involuntarily Without
Upon Termination	Cause or Good Reason		Cause or Good Reason
of Employment or	Termination Unrelated to	Change in	Termination Subsequent to	Death
Change in Control	Change in Control	Control Only	Change in Control	or Disability

Compensation:
Base Salary(1)	1,800,000	—	1,800,000	—
EMIP(2)	2,999,031	—	2,999,031	—
EMIP — Pro Rata Payout	—	—	—	—
Long-term Incentives:
Stock Options/SARs:
Unvested and accelerated(3)	—	4,617,815	4,617,815	4,617,815
Restricted Stock:
Unvested and accelerated(4)	—	3,774,825	3,774,825	3,774,825
Benefits and Perquisites:
Continuation of Health & Welfare Benefits(5)	32,240	—	32,240	—
Accrued Retirement Benefits:
Associates’ Pension Plan(6)	118,375	—	118,375	—
Excess Pension Plan(7)	22,595	—	22,595	—
RSP	1,112,342	1,112,342	1,112,342	1,112,342
ERP	600,921	600,921	600,921	600,921
Total:	$5,573,162	$10,105,903	$15,078,144	$10,105,903

(1)	Lump-sum payment of cash severance benefit in an amount equal to three times Mr. Hagedorn’s base salary in effect as of September 30, 2007.

(2)	Lump-sum payment of cash severance benefit in an amount equal to three times the highest annual bonus paid to Mr. Hagedorn in the three years preceding the date of termination.

(3)	Assumes immediate vesting of all outstanding and unvested NSOs and/or SARs. This amount is based on the difference between the $42.75 market price of Company’s common shares on September 28, 2007, the last trading day of the 2007 fiscal year, and the exercise price of the NSOs and/or SARs.

(4)	Assumes immediate vesting of all unvested shares of restricted stock. This amount is based on the market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and accrued but unpaid dividends and interest related to such shares of restricted stock.

(5)	Assumes continuation of certain health and welfare benefits for a period of three years following the date of termination.

(6)	Lump-sum payment of cash equal to Mr. Hagedorn’s accrued benefits under the Associates’ Pension Plan.

(7)	Lump-sum payment of cash equal to Mr. Hagedorn’s accrued benefits under the Excess Pension Plan.

The following table describes the approximate payments that would be made to Mr. Evans pursuant to his employment agreement or other plans or individual award agreements in the event of his termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2007, the last day of the 2007 fiscal year. Please see the Outstanding Equity Awards at Fiscal Year-End Table on page 40 for further information concerning the outstanding NSOs, SARs and shares of restricted stock held by Mr. Evans as of September 30, 2007. Mr. Evan’s employment agreement is described below under the caption “Employment Agreements and Termination of Employment and Change-in-Control Arrangements.” In the event of voluntary termination of employment, early retirement, normal retirement or a termination for cause, Mr. Evans would receive the value of his accrued benefits under each of the Associates’ Pension Plan, the RSP and the ERP (the amounts of which would be the same as those reflected below in the applicable line items within “Benefits and Perquisites”), but not additional severance payments. Unless noted otherwise, the agreements and plans that give rise to the termination of employment and change in control obligations of the Company are as discussed above.

Termination of Employment and Change in Control — David C. Evans

Executive Benefits
and Payments	Involuntarily Without		Involuntarily Without
Upon Termination	Cause or Good Reason		Cause or Good Reason
of Employment or	Termination Unrelated to	Change in	Termination Subsequent to	Death
Change in Control	Change in Control	Control Only	Change in Control	or Disability

Compensation:
Base Salary(1)	880,000	—	880,000	—
EMIP(2)	242,000	—	484,000	—
EMIP — Pro Rata Payout(3)	—	—	242,000	242,000
Long-term Incentives:
Stock Options/SARs:
Unvested and accelerated(4)	—	567,950	567,950	567,950
Restricted Stock:
Unvested and accelerated(5)	—	367,650	367,650	367,650
Benefits and Perquisites:
Continuation of Health & Welfare Benefits(6)	10,635	—	21,270	—
Accrued Retirement Benefits:
Associates’ Pension Plan(7)	12,430	—	12,430	—
Excess Pension Plan	—	—	—	—
RSP	415,224	415,224	415,224	415,224
ERP	83,387	83,387	83,387	83,387
Total:	$1,643,676	$1,434,211	$3,073,911	$1,676,211

(1)	Lump-sum payment of cash severance benefit in an amount equal to two times Mr. Evans’ base salary.

(2)	Lump-sum payment of cash severance benefit in an amount equal to one times Mr. Evans’ target annual bonus award in the case of involuntary termination without “cause” or voluntary termination by Mr. Evans for “good reason,” The lump-sum payment amount increases to two times Mr. Evans’ target annual bonus award in the case of involuntary termination without “cause” or voluntary termination by Mr. Evans for “good reason” following a change in control.

(3)	Lump-sum payment of cash in an amount equal to Mr. Evans’ target annual bonus award, prorated through the date of termination. Payment is subject to execution by Mr. Evans or his estate, as applicable, of a release of claims.

(4)	Assumes immediate vesting of all outstanding and unvested NSOs and/or SARs. This amount is based on the difference between the $42.75 market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and the exercise price of the NSOs and/or SARs.

(5)	Assumes immediate vesting of all unvested shares of restricted stock. This amount is based on the market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and accrued but unpaid dividends and interest related to such shares of restricted stock.

(6)	Lump-sum payment of cash equal to one or two times the Company’s annual portion of the cost of Mr. Evans’ medical and dental benefits.

(7)	Lump-sum payment of cash equal to Mr. Evans’ accrued benefits under the Associates’ Pension Plan.

The following table describes the approximate payments that would be made to Mr. Sanders pursuant to his employment agreement or other plans or individual award agreements in the event of his termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2007, the last day of the 2007 fiscal year. Please see the Outstanding Equity Awards at Fiscal Year-End Table on page 40 for further information concerning the outstanding NSOs, SARs and shares of restricted stock held by Mr. Sanders as of September 30, 2007. Mr. Sander’s employment agreement is described below under the caption “Employment Agreements and Termination of Employment and Change-in-Control Arrangements.” In the event of voluntary termination of employment, early retirement, normal retirement or a termination for cause, Mr. Sanders would receive the value of his accrued benefits under each of the RSP and the ERP (the amounts of which would be the same as those reflected below in the applicable line items within “Benefits and Perquisites”), but not additional severance payments. Unless noted otherwise, the agreements and plans that give rise to the termination of employment and change in control obligations of the Company are as discussed above.

Termination of Employment and Change in Control — Barry W. Sanders

	Involuntarily Without		Involuntarily Without
Executive Benefits and Payments	Cause or Good Reason	Change in	Cause or Good Reason
Upon Termination of Employment	Termination Unrelated	Control	Termination Subsequent
or Change in Control	to Change in Control	Only	to Change in Control	Death or Disability

Compensation:
Base Salary(1)	800,000	—	800,000	—
EMIP(2)	220,000	—	440,000	—
EMIP — Pro Rata Payout(3)	—	—	220,000	220,000
Long-term Incentives:
Stock Options/SARs:
Unvested and accelerated(4)	—	579,998	579,998	579,998
Restricted Stock:
Unvested and accelerated(5)	—	320,625	320,625	320,625
Benefits and Perquisites:
Continuation of Health & Welfare Benefits(6)	10,922	—	21,844	—
Accrued Retirement Benefits:
Associates’ Pension Plan	—	—	—	—
Excess Pension Plan	—	—	—	—
RSP	248,900	248,900	248,900	248,900
ERP	73,579	73,579	73,579	73,579
Total:	$1,353,401	$1,223,102	$2,704,946	$1,443,102

(1)	Lump-sum payment of cash severance benefit in an amount equal to two times Mr. Sanders’ base salary.

(2)	Lump-sum payment of cash severance benefit in an amount equal to one times Mr. Sanders’ target annual bonus award in the case of involuntary termination without “cause” or voluntary termination by Mr. Sanders for “good reason,” The lump-sum payment amount increases to two times Mr. Sanders’ target annual bonus award in the case of involuntary termination without “cause” or voluntary termination by Mr. Sanders for “good reason” following a change in control.

(3)	Lump-sum payment of cash in an amount equal to Mr. Sanders’ target annual bonus award, prorated through the date of termination. Payment is subject to execution by Mr. Sanders or his estate, as applicable, of a release of claims.

(4)	Assumes immediate vesting of all outstanding and unvested NSOs and/or SARs. This amount is based on the difference between the $42.75 market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and the exercise price of the NSOs and/or SARs.

(5)	Assumes immediate vesting of all unvested shares of restricted stock. This amount is based on the market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and accrued but unpaid dividends and interest related to such shares of restricted stock.

(6)	Lump-sum payment of cash equal to one or two times the Company’s annual portion of the cost of Mr. Sanders’ medical and dental benefits.

The following table describes the approximate payments that would be made to Ms. Stump pursuant to her employment agreement or other plans or individual award agreements in the event of her termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2007, the last day of the 2007 fiscal year. Please see the Outstanding Equity Awards at Fiscal Year-End Table on page 40 for further information concerning the outstanding NSOs, SARs and shares of restricted stock held by Ms. Stump as of September 30, 2007. Ms. Stump’s employment agreement is described below under the caption “Employment Agreements and Termination of Employment and Change-in-Control Arrangements.” In the event of voluntary termination of employment, early retirement, normal retirement or a termination for cause, Ms. Stump would receive the value of her accrued benefits under each of the RSP and the ERP (the amounts of which would be the same as those reflected below in the applicable line items within “Benefits and Perquisites”), but not additional severance payments. Unless noted otherwise, the agreements and plans that give rise to the termination of employment and change in control obligations of the Company are as discussed above.

Termination of Employment and Change in Control — Denise S. Stump

	Involuntarily Without		Involuntarily Without
Executive Benefits and Payments	Cause or Good Reason	Change in	Cause or Good Reason
Upon Termination of Employment	Termination Unrelated	Control	Termination Subsequent
or Change in Control	to Change in Control	Only	to Change in Control	Death or Disability

Compensation:
Base Salary(1)	642,800	—	642,800	—
EMIP(2)	176,770	—	353,540	—
EMIP — Pro Rata Payout(3)	—	—	176,770	176,770
Long-term Incentives:
Stock Options/SARs:
Unvested and accelerated(4)	—	610,280	610,280	610,280
Restricted Stock:
Unvested and accelerated(5)	—	431,775	431,775	431,775
Benefits and Perquisites:
Continuation of Health & Welfare Benefits(6)	8,333	—	16,666	—
Accrued Retirement Benefits:
Associates’ Pension Plan	—	—	—	—
Excess Pension Plan	—	—	—	—
RSP	257,952	257,952	257,952	257,952
ERP	107,779	107,779	107,779	107,779
Total:	$1,193,634	$1,407,786	$2,597,562	$1,584,556

(1)	Lump-sum payment of cash severance benefit in an amount equal to two times Ms. Stump’s base salary.

(2)	Lump-sum payment of cash severance benefit in an amount equal to one times Ms. Stump’s target annual bonus award in the case of involuntary termination without “cause” or voluntary termination by Ms. Stump for “good reason,” The lump-sum payment amount increases to two times Ms. Stump’s target annual bonus award in the case of involuntary termination without “cause” or voluntary termination by Ms. Stump for “good reason” following a change in control.

(3)	Lump-sum payment of cash in an amount equal to Ms. Stump’s target annual bonus award, prorated through the date of termination. Payment is subject to execution by Ms. Stump or her estate, as applicable, of a release of claims.

(4)	Assumes immediate vesting of all outstanding and unvested NSOs and/or SARs. This amount is based on the difference between the $42.75 market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and the exercise price of the NSOs and/or SARs.

(5)	Assumes immediate vesting of all unvested shares of restricted stock. This amount is based on the market price of the Company’s common shares as of September 28, 2007, the last trading day of the 2007 fiscal year, and accrued but unpaid dividends and interest related to such shares of restricted stock.

(6)	Lump-sum payment of cash equal to one or two times the Company’s annual portion of the cost of Ms. Stump’s medical and dental benefits.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements

  Employment Agreements

In connection with the transactions contemplated by the Miracle-Gro Merger Agreement described on page 61, Scotts entered into an employment agreement with Mr. James Hagedorn (the “Hagedorn Agreement”). Mr. Hagedorn serves as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. The Hagedorn Agreement had an original term of three years, and has been and will be automatically renewed for an additional year each subsequent year, unless either party notifies the other party of his/its desire not to renew. On March 18, 2005, the Hagedorn Agreement was assumed by Scotts LLC as part of the Restructuring Merger. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn (his annual base salary was $600,000 for the 2007 fiscal year) and participation in the various benefit plans available to senior executive officers of the Company. Upon certain types of termination of employment (e.g., a termination by the Company for any reason other than “cause” (as defined in the Hagedorn Agreement) or a termination by Mr. Hagedorn constituting “good reason” (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years (which would have been three times the sum of (a) $600,000 and (b) $2,999,031, based on his annual base salary as of September 30, 2007 and his annual bonuses for the fiscal years ended September 30, 2007, 2006 and 2005). Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about the Company and from competing with the Company during his employment therewith and for an additional three years thereafter.

On November 19, 2007, Scotts LLC executed employment agreements with Barry W. Sanders, David C. Evans and Denise S. Stump to reflect the terms and conditions of their respective employment with Scotts LLC and the Company. Messrs. Sanders and Evans and Ms. Stump executed their employment agreements on November 19, 2007, December 3, 2007 and December 11, 2007, respectively.

The initial terms of their employment agreements extend from October 1, 2007 through September 30, 2010, subject to earlier termination as provided in the agreement. The term of each of the employment agreements will automatically extend for successive one-year terms thereafter unless either Scotts LLC or the respective executive officer gives written notice at least 60 days prior to the end of his/her then current term that such party does not wish the next automatic extension to continue the employment agreement. If a change in control (as such term is defined in the employment agreement) occurs during the initial three-year term of the employment agreement or any successive term, the term of the employment agreement shall be the later of (1) the remainder of the initial three-year term or (2) two years beyond the month in which the effective date of such change in control occurs.

The employment agreements provide for an annual base salary of $400,000, $440,000 and $321,400 for Mr. Sanders, Mr. Evans and Ms. Stump, respectively. The Compensation and Organization Committee will review each of their base salary at least annually to determine whether and to what extent it will be adjusted.

Under the employment agreements, Mr. Sanders, Mr. Evans and Ms. Stump are eligible to receive an annual incentive compensation (bonus) award based upon performance targets and award levels determined by the Compensation and Organization Committee in accordance with Scotts LLC’s annual incentive compensation plan for executives. In addition, they are eligible to receive a long-term incentive award based upon performance targets and award levels determined by the Compensation and Organization Committee in accordance with the long-term incentive compensation plan for Scotts LLC’s executives.

Pursuant to each employment agreement, Scotts LLC will provide all retirement and employee benefits which Scotts LLC makes available to its other executives and employees, subject to the applicable eligibility requirements of the underlying benefit arrangements. Scotts LLC will also provide a $12,000 annual automobile allowance and a $4,000 annual allowance for personal financial planning or personal financial planning up to a cost of that amount.

If the employment of Mr. Sanders, Mr. Evans or Ms. Stump is terminated due to his/her death or disability, Scotts LLC will pay the respective executive officer (1) his/her base salary (subject to an offset, in the case of disability, for any disability payments) through the effective date of termination (within 30 days of termination), (2) a prorated target annual bonus award based on his/her respective target bonus opportunity for the year in which termination occurs (within 70 days of termination and subject to the individual or his/her estate, as applicable, signing and not revoking a release within 60 days of termination) and (3) all other rights and benefits as to which the individual is vested under Scotts LLC’s other plans and programs.

Mr. Sanders, Mr. Evans or Ms. Stump may voluntarily terminate his/her employment agreement without good reason upon 60 days’ prior written notice to Scotts LLC, which notice period may be waived by Scotts LLC. In the event of voluntary termination, Scotts LLC will pay to the respective executive officer (1) his/her accrued and unpaid base salary through the effective date of termination (within 30 days of termination) and (2) all other benefits to which the individual has a vested right as of the effective date of termination under the applicable terms of Scotts LLC’s other plans and programs.

In the event that Mr. Sanders, Mr. Evans or Ms. Stump is terminated by Scotts LLC without cause or by the respective executive officer with good reason (as such terms are defined in the employment agreement) unrelated to a change in control, the individual will be entitled to receive (1) all accrued and unpaid base salary through the effective date of termination (within 30 days of termination), (2) a lump sum payment equal to two times his/her base salary then in effect, (3) a lump sum payment equal to one time his/her target annual bonus award then in effect, (4) a lump sum payment representing Scotts LLC’s portion of the monthly cost of his/her medical and dental insurance benefits as of the effective date of termination multiplied by twelve and (5) all other benefits to which the individual has a vested right as of the effective date of termination under Scotts LLC’s other plans and programs. The lump sum payments described above are payable within 70 days of the effective date of termination and are subject to the appropriate executive officer signing and not revoking a release within 60 days following his/her termination.

If Scotts LLC terminates Mr. Sanders, Mr. Evans or Ms. Stump for cause, Scotts LLC will pay the respective executive officer his/her base salary through the effective date of termination (within 30 days following his termination) and he/she will immediately forfeit all other rights and benefits (other than vested benefits) he/she would otherwise be entitled to receive under the employment agreement.

In the event that, within two years following a change in control, Scotts LLC terminates the respective executive officer for any reason other than death, disability or cause or he/she terminates his/her employment for good reason, Scotts LLC will pay (1) the individual’s accrued and unpaid base salary through the effective date of termination (within 30 days of termination), (2) a lump sum payment equal to two times his/her annual base salary then in effect, (3) a lump sum payment equal to two times his/her target annual bonus award then in effect, (4) a lump sum payment equal to a prorated target annual bonus award based on his/her target bonus opportunity for the fiscal year in which the termination occurs, (5) a lump sum payment representing Scotts LLC’s portion of the monthly cost of his/her medical and dental insurance benefits as of the effective date of termination multiplied by 24 and (6) all other benefits to which the individual has a vested right as of the effective date of termination under Scotts LLC’s other plans and programs.

The employment agreements do not supersede or nullify Mr. Sanders’, Mr. Evans’ or Ms. Stump’s existing confidentiality, noncompetition and nonsolicitation agreements with Scotts LLC, which agreements remain in full force and effect.

Employee Confidentiality, Noncompetition, Nonsolicitation Agreements

The Company’s shareholders approved the EMIP on January 26, 2006. The EMIP is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Code, as described above under the caption “Elements of Executive Compensation — EMIP (short-term compensation element)” of the CD&A, the EMIP provides annual cash awards to the executive officers, including the NEOs, and management of the Company based upon the Company’s achievement of established financial targets. All managers and more senior level employees (including executive officers of the Company) of Scotts LLC and all “affiliates” and “subsidiaries” as defined in Internal Revenue Code Section 414(b) and (c) are eligible to participate in the EMIP upon recommendation by management and in the case of covered employees (as defined in Internal Revenue Code Section 162(m)) approval by the Compensation and Organization Committee.

Unless the Incentive Review Committee, which is comprised of the Chief Executive Officer, the Executive Vice President, Global Human Resources and the Chief Financial Officer of Scotts LLC, specifies otherwise, or the participant has an employment agreement with the Company or one of its subsidiaries which contains more stringent provisions regarding confidentiality, noncompetition and nonsolicitation, each participant in the EMIP must execute an employee confidentiality, noncompetition, nonsolicitation agreement, which if breached will result in forfeiture of any future payment under the EMIP and will oblige the participant to return to Scotts LLC any monies paid to the participant under the EMIP within the three years prior to breach.

Mr. Sanders, Mr. Evans and Ms. Stump are each parties to an employee confidentiality, noncompetition, nonsolicitation agreement, with Scotts LLC; however, Mr. Hagedorn is not in light of the provisions contained in his employment agreement with Scotts LLC addressing confidentiality, noncompetition and nonsolicitation.

The employee confidentiality, noncompetition, nonsolicitation agreement contains confidentiality provisions under which a participant in the EMIP agrees to maintain the confidentiality of any “confidential information” (as that term is defined in the employee confidentiality, noncompetition, nonsolicitation agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for the participant’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The employee confidentiality, noncompetition, nonsolicitation agreement also contains provisions which prevent a participant from engaging in specified competitive and solicitation activities during the participant’s employment with Scotts LLC and its affiliates, and for an additional two years thereafter.

EQUITY COMPENSATION PLAN INFORMATION

There are five equity compensation plans under which the Company’s common shares are authorized for issuance to eligible directors, officers, employees or third party service providers:

•	the 1996 Plan;

•	the 2003 Plan;

•	the 2006 Plan;

•	the Discounted Stock Purchase Plan; and

•	the ERP.

The following table summarizes equity compensation plan information for the 1996 Plan, the 2003 Plan, the 2006 Plan and the Discounted Stock Purchase Plan, all of which are shareholder approved, as a group and for the ERP, which is not shareholder approved, in each case as of September 30, 2007. No disclosure is included in respect of the RSP which is intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code. The information is shown with the adjustments for (i) the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005 to shareholders of record at the close of business on November 2, 2005 and (ii) the Special Dividend paid on March 5, 2007.

			(c)
	(a)		Number of Common Shares
	Number of Common	(b)	Remaining Available for
	Shares to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Common Shares
Plan Category	Warrants and Rights	Warrants and Rights	Reflected In Column (a))

Equity compensation plans approved by shareholders	5,835,494 (1)	$26.670 (2)	3,521,452 (3)
Equity compensation plans not approved by shareholders	44,264 (4)	n/a	n/a (5)
Total	5,879,758	$26.670 (2)	3,521,452

(1)	Includes 2,157,380 common shares issuable upon exercise of options granted under the 1996 Plan, 2,425,328 common shares issuable upon exercise of options and SARs granted under the 2003 Plan and 1,240,728 common shares issuable upon exercise of options granted under the 2006 Plan. Also includes 3,174, 7,027 and 1,857 common shares attributable to stock units received by non-employee directors in lieu of their annual cash retainer and held in their accounts under the 1996 Plan, the 2003 Plan and the 2006 Plan, respectively. The terms of the stock units are described in this Proxy Statement under the caption “NON-EMPLOYEE DIRECTOR COMPENSATION.”

(2)	Represents the weighted-average exercise price of outstanding options granted under the 1996 Plan, of outstanding options and SARs granted under the 2003 Plan and of outstanding options granted under the 2006 Plan, together with the weighted-average price of outstanding stock units held in the accounts of non-employee directors under the 1996 Plan, the 2003 Plan and the 2006 Plan.

(3)	Includes 3,327,410 common shares authorized and remaining available for issuance under the 2006 Plan, as well as 194,042 common shares remaining available for issuance under the Discounted Stock Purchase Plan. Of these 194,042 common shares, 1,738 common shares were subject to purchase rights as of September 30, 2007 and were purchased on October 4, 2007.

(4)	Includes common shares attributable to participants’ accounts under the ERP. This number has been rounded to the nearest whole common share.

(5)	The terms of the ERP do not provide for a specified limit on the number of common shares which may be attributable to participants’ accounts. Please see the description of the ERP under the caption “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Elements of Executive Compensation — Executive Retirement Plans and Deferred Compensation Benefits (long-term compensation element).” Participant account balances in the ERP may be invested in a Company stock fund and other mutual fund investments that are generally consistent with the investment alternatives permitted with respect to the RSP. The amount credited to a participant in the Company stock fund is recorded as common shares. The weighted-average price of common shares attributable to participants’ accounts under the ERP is not readily calculable. The amount credited to a participant in one of the mutual fund investments is recorded as mutual fund shares.

Distributions from the ERP generally begin after 6 months have elapsed from when a participant terminates employment (although the participant may specify a later date) and normally are paid in either a lump sum or in annual installments over no more than 9 years, whichever the participant has elected. Distributions from the Company stock fund always are made in the form of whole common shares and the value of fractional common shares is distributed in cash. Distributions from one of the mutual fund investments are made in cash equal to the number of mutual fund shares credited to the participant multiplied by the market value of those mutual fund shares.

Discounted Stock Purchase Plan

The Company currently maintains the Discounted Stock Purchase Plan. At the Annual Meeting of Shareholders held on January 26, 2006, the amendment and restatement of the Discounted Stock Purchase Plan was approved by the Company’s shareholders. This amended and restated Discounted Stock Purchase Plan extends participation to non-U.S.-based employees of the Company and certain of its subsidiaries. The Discounted Stock Purchase Plan provides a means for employees of the Company and any subsidiary of the Company designated for participation in the Discounted Stock Purchase Plan to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of common shares of the Company.

All employees participating in the Discounted Stock Purchase Plan have equal rights and privileges. Under the Discounted Stock Purchase Plan, eligible employees are able to purchase common shares at a price (the “DSPP Purchase Price”) equal to at least 90% of the fair market value of the common shares of the Company at the end of the applicable offering period.

The Discounted Stock Purchase Plan is administered by a committee (the “Committee”) appointed by the Board of Directors of the Company. The Committee establishes the number of common shares that may be acquired during each offering period and administers procedures through which eligible employees may enroll in the Discounted Stock Purchase Plan. The Discounted Stock Purchase Plan provides that each offering period will consist of one calendar month, unless a different period is established by the Committee and announced to eligible employees before the beginning of the applicable offering period.

Any U.S.-based full-time or permanent part-time employee of the Company, or a designated subsidiary of the Company, who has reached age 18, is not a seasonal employee (as determined by the Committee), has been an employee for at least 15 days before the first day of the applicable offering period and agrees to comply with the terms of the Discounted Stock Purchase Plan is eligible to participate in the Discounted Stock Purchase Plan. Any non-U.S.-based employee of the Company, or a designated subsidiary of the Company, who meets the eligibility criteria established by the Committee and agrees to comply with the terms of the Discounted Stock Purchase Plan is also eligible to participate in the Discounted Stock Purchase Plan. Upon enrollment, a participant must elect the rate at which the participant will make payroll contributions for the purchase of common shares. Elections may be in an amount of not less than $10 (U.S. dollars) per offering period or more than $24,000 per Plan Year, unless the Committee specifies different minimum and/or maximum amounts at the beginning of the offering period. The contribution rate elected by a participant will continue in effect until modified by the participant.

A participant’s contributions are credited to the plan account maintained on the participant’s behalf. As of the last day of each offering period, the value of each participant’s plan account is divided by the DSPP Purchase Price established for that offering period. Each participant is deemed to have purchased the number of whole and fractional common shares produced by this calculation. As promptly as practicable after the end of each offering period, the Company delivers the common shares purchased by a participant during that offering period to the custodian for the Discounted Stock Purchase Plan for deposit into that participant’s custodial account.

Common shares acquired through the Discounted Stock Purchase Plan are held in a participant’s custodial account (and may not be sold) until the earlier of (1) the beginning of the offering period following the date the participant terminates employment with the Company and its subsidiaries, (2) 12 full calendar months beginning after the end of the offering period in which the common shares were purchased or (3) the date on which a change in control affecting the Company occurs. Upon any such event, all whole common shares and cash held in a participant’s custodial account will be made available to the participant under procedures developed by the custodian for the Discounted Stock Purchase Plan. Any fractional common shares that are to be withdrawn from a custodial account will be distributed in cash equal to the fair market value of the fractional common share on the termination date.

Participants are entitled to vote the number of whole and fractional common shares credited to their respective custodial accounts.

BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY

The Company’s common shares are its only outstanding class of voting securities. The following table furnishes certain information regarding the beneficial ownership of the Company’s common shares as of December 3, 2007 (unless otherwise indicated below) by each of the current directors of the Company, by each of the individuals named in the Summary Compensation Table on page 32 and by all current directors and executive officers of the Company as a group, as well as by the only persons known to the Company to beneficially own more than 5% of the Company’s outstanding common shares.

Amount and Nature of Beneficial Ownership(1)(2)
Common Shares
Which Can Be
Acquired Upon
Exercise of
Options/SARs
Which Are
Currently
Common Share Equivalents	Exercisable
Common	Presently Held(3)	or Will First
Shares	Distributable	Become
Presently	Distributable	in Common	Exercisable	Percent of
Name of Beneficial Owner	Held	in Cash	Shares	Within 60 Days	Total	Class(3)(4)

David M. Aronowitz(5)(6)	5,405	(7)	0	15,788	0	21,193	(8)
Mark R. Baker	7,000	1,451	0	33,342	40,342	(8)
Gordon F. Brunner	3,350	896	4,679	73,198	81,227	(8)
Arnold W. Donald	2,000	0	1,658	109,480	113,138	(8)
David C. Evans(6)	14,600	(9)	0	0	52,344	66,944	(8)
Joseph P. Flannery	4,000	0	0	121,372	125,372	(8)
James Hagedorn(6)	20,996,888	(10)	0	14,598	1,445,643	22,457,129	34.19%
Thomas N. Kelly Jr.	0	0	0	21,442	21,442	(8)
Katherine Hagedorn Littlefield	20,825,981	(11)	0	0	98,769	20,924,750	32.52%
Karen G. Mills	10,000	0	3,373	161,821	175,194	(8)
Nancy G. Mistretta	0	0	0	0	0	(8)
Christopher L. Nagel(6)(12)	0	0	3,934	0	3,934	(8)
Patrick J. Norton	102,700	(13)	0	0	154,761	257,461	(8)
Barry W. Sanders(6)	12,514	(14)	0	0	61,861	74,375	(8)
Stephanie M. Shern	2,000	0	0	72,599	74,599	(8)
John S. Shiely	2,000	0	0	14,300	16,300	(8)
Denise S. Stump(6)	15,091	(15)	0	284	51,154	66,529	(8)
All current directors and executive officers as a group (16 individuals)	21,180,343	(16)	2,349	(16)	24,592	(16)	2,493,497	(16)	23,698,432	35.51%
Hagedorn Partnership, L.P.	20,825,981	(17)	0	0	0	20,825,981	32.42%
800 Port Washington Blvd. Port Washington, NY 11050
Morgan Stanley and affiliated institutional investment managers(18)	7,361,676	(19)	0	0	0	7,361,676	11.46%
1585 Broadway New York, NY 10036
EARNEST Partners, LLC(20)	5,008,224	(21)	0	0	0	5,008,224	7.80%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
Columbia Wanger Asset Management, L.P.(22)	4,154,300	(23)	0	0	0	4,154,300	6.47%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of the Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)	All common share amounts have been adjusted to reflect the 2-for-1 stock split of the Company’s common shares distributed on November 9, 2005, and, where appropriate with respect to common share amounts shown in the “Common Share Equivalents Presently Held” and “Common Shares Which Can Be Acquired Upon Exercise of Options/SARs Which Are Currently Exercisable or Will First Become Exercisable Within 60 Days” columns, to account for the Special Dividend paid on March 5, 2007.

(3)	“Common Share Equivalents Presently Held” figures include common shares attributable to the NEOs’ respective accounts under the ERP, and common shares attributable to the named director’s account holding stock units received, in lieu of the director’s annual cash retainer under the 1996 Plan, the 2003 Plan and the 2006 Plan. Under the terms of each of the ERP, the 1996 Plan, the 2003 Plan and the 2006 Plan, the named individual has no voting or dispositive power with respect to the portion of his or her account attributable to common shares of the Company.

Distributions in respect of stock units held by directors are to be made in cash or common shares, as elected by the director. Mr. Baker has elected to receive cash in respect of his 1,451 stock units and, for this reason, these “common share equivalents” are not included in the “Total” column or in the computation of the “Percent of Class” figures in the table. Mr. Brunner has elected to receive cash in respect of 896 of his stock units and common shares in respect of 4,679 of his stock units and, for this reason, 896 of his “common share equivalents” are not included in the “Total” column or in the computation of the “Percent of Class” figures in the table. Mr. Donald and Ms. Mills have elected to receive common shares in respect of all of their respective stock units and, for this reason, all of their respective “common share equivalents” are included in the “Total” column and in the computation of the “Percent of Class” figures in the table.

Distributions in respect of common shares attributable to the NEOs’ respective accounts under the ERP are to be made in common shares. The “common share equivalents” shown are included in the “Total” column and in the computation of the “Percent of Class” figures in the table.

(4)	The “Percent of Class” computation is based upon the sum of (a) 64,238,715 common shares outstanding on December 3, 2007, (b) the number of common shares, if any, attributable to the named person’s or group’s “common share equivalents” described in note (3) above which may be distributed in common shares and (c) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options and SARs which are currently exercisable or which will first become exercisable within 60 days after December 3, 2007.

(5)	On July 17, 2007, Mr. Aronowitz resigned from his positions as the Company’s Executive Vice President, General Counsel and Corporate Secretary.

(6)	Individual named in the Summary Compensation Table.

(7)	Represents 700 common shares held by Mr. Aronowitz directly, 4,346 common shares that are allocated to his account and held by the trustee under the RSP and 359 common shares held in a custodial account under the Discounted Stock Purchase Plan.

(8)	Represents ownership of less than 1% of the outstanding common shares of the Company.

(9)	Represents 3,000 common shares that are the subject of a restricted stock grant made to Mr. Evans on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 5,600 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009 and 6,000 common shares that are the subject of a restricted stock grant made to him on November 7, 2007 as to which the restriction period will lapse on November 7, 2010.

(10)	Mr. Hagedorn is a general partner of the Hagedorn Partnership and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (17) below for additional disclosures regarding the Hagedorn Partnership. Includes, in addition to those common shares described in note (17) below, 48,500 common shares held directly by Mr. Hagedorn, 28,600 common shares that are the subject of a restricted stock grant made to him on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 33,100 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009, 33,100 common shares that are the subject of a restricted stock grant made to him on November 8, 2007 as to which the restriction period will lapse on November 8, 2010, 26,017 common shares that are allocated to his account and held by the trustee under the RSP and 1,590 common shares held in a custodial account under the Discounted Stock Purchase Plan.

Mr. Hagedorn also owns 4.975 shares, or 0.05% of the outstanding shares, of Scotts Italia S.r.l., an indirect subsidiary of the Company. Mr. Hagedorn is a nominee shareholder to satisfy the two shareholder requirement for an Italian corporation. The remaining 94.525 shares of Scotts Italia S.r.l. are held by OM Scott International Investments, Ltd., an indirect subsidiary of the Company.

(11)	Ms. Littlefield is a general partner and the Chair of the Hagedorn Partnership and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (17) below for additional disclosures regarding the Hagedorn Partnership.

(12)	On July 18, 2007, Mr. Nagel resigned from his position as the Company’s Executive Vice President, North America Consumer Business.

(13)	Represents 102,500 common shares held by Mr. Norton directly and 200 common shares owned by Mr. Norton’s spouse.

(14)	Represents 4,200 common shares that are the subject of a restricted stock grant made to Mr. Sanders on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 3,300 common shares that are the subject of a restricted stock grant made to him on October 11, 2006 as to which the restriction period will lapse on October 11, 2009, 5,000 common shares that are the subject of a restricted stock grant made to him on November 7, 2007 as to which the restriction period will lapse on November 7, 2010 and 14 common shares held in a custodial account under the Discounted Stock Purchase Plan. The number shown does not include common shares which may be received by Mr. Sanders upon satisfaction of performance goals related to performance shares that were granted to Mr. Sanders on October 1, 2007. Mr. Sanders was granted the right to receive up to 40,000 performance shares in the aggregate, which includes up to 10,000 performance shares for the 2008 fiscal year performance period, up to 10,000 performance shares for the 2009 fiscal year performance period and up to 20,000 performance shares for the 2010 fiscal year performance period. Each whole performance share represents the right to receive one full common share if the applicable performance goals are satisfied.

(15)	Represents 675 common shares held by Ms. Stump directly, 4,200 common shares that are the subject of a restricted stock grant made to Ms. Stump on October 12, 2005 as to which the restriction period will lapse on October 12, 2008, 4,900 common shares that are the subject of a restricted stock grant made to her on October 11, 2006 as to which the restriction period will lapse on October 11, 2009, 4,900 common shares that are the subject of a restricted stock grant made to her on November 7, 2007 as to which the restriction period will lapse on November 7, 2010 and 416 common shares held in a custodial account under the Discounted Stock Purchase Plan.

(16)	See notes (9) through (11) and (13) through (15) above and note (17) below.

(17)	The Hagedorn Partnership is the record owner of 20,563,277 common shares. Of those common shares, 2,500,000 are pledged as security for a line of credit with a bank. The Hagedorn Partnership has the right to vote, and a right of first refusal with respect to, 262,704 common shares held by John Kenlon and his children pursuant to the Miracle-Gro Merger Agreement described below. James Hagedorn, Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn and Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro Products”). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. James Hagedorn and Katherine Hagedorn Littlefield are directors of the Company. Community Funds, Inc., a New York not-for-profit corporation (“Community Funds”), is a limited partner of the Hagedorn Partnership.

The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the “Miracle-Gro Merger Agreement”), among The Scotts Company, ZYX Corporation, Miracle-Gro Products, Stern’s Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1999 (the “First Amendment”), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the “Miracle-Gro Shareholders”) to acquire additional voting securities of the Company. Under the terms of the First Amendment, the Miracle-Gro Shareholders may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (defined in the Miracle-Gro Merger Agreement, as amended by the First Amendment, to mean the common shares and any other securities issued by the Company which are entitled to vote generally for the election of directors of the Company) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.

(18)	All information presented in this table regarding Morgan Stanley and its affiliated institutional investment managers was derived from the Form 13F Holdings Report for the quarter ended September 30, 2007 (the “Morgan Stanley Form 13F”) filed by Morgan Stanley with the SEC on November 15, 2007.

(19)	In the Morgan Stanley Form 13F, Morgan Stanley reported the following: (a) Morgan Stanley & Co. Incorporated had shared investment discretion and sole voting authority with respect to 51,772 common shares, shared investment discretion and shared voting authority with respect to 750 common shares and shared investment discretion and no voting authority with respect to 150 common shares; (b) Morgan Stanley Capital Services Inc. had shared investment discretion and sole voting authority with respect to 140,099 common shares; (c) Morgan Stanley Investment Advisors Inc. had shared investment discretion and sole voting authority with respect to 657 common shares; (d) Morgan Stanley Investment Management Inc. had shared investment discretion and sole voting authority with respect to 3,711,249 common shares and shared investment discretion and no voting authority with respect to 546,919 common shares; and (e) Morgan Stanley Investment Management Limited had shared investment discretion and sole voting authority with respect to 2,255,295 common shares and shared investment discretion and no voting authority with respect to 654,785 common shares.

(20)	All information presented in this table regarding EARNEST Partners, LLC (“EARNEST”) was derived from the Form 13F Holdings Report for the quarter ended September 30, 2007 (the “EARNEST Form 13F”), filed by EARNEST with the SEC on November 13, 2007.

(21)	In the EARNEST Form 13F, EARNEST reported sole investment discretion with respect to 5,008,224 common shares, sole voting authority with respect to 1,992,009 common shares, shared voting authority with respect to 1,484,635 common shares and no voting authority with respect to 1,531,580 common shares.

(22)	All information presented in this table regarding Columbia Wanger Asset Management, L.P. (“Columbia”) was derived from the Form 13F Holdings Report for the quarter ended September 30, 2007 (the “Columbia Form 13F”) filed by Columbia with the SEC on November 13, 2007.

(23)	In the Columbia Form 13F, Columbia reported sole investment discretion with respect to 4,153,000 common shares, sole voting authority with respect to 3,933,000 common shares and no voting authority with respect to 220,000 common shares.

AUDIT COMMITTEE MATTERS

In accordance with the applicable SEC Rules, the Audit Committee has issued the following report:

Report of the Audit Committee for the 2007 Fiscal Year

Role of the Audit Committee, Independent Registered Public Accounting Firm and Management

The Audit Committee consists of four directors who qualify as independent directors under applicable NYSE Rules and SEC Rule 10A-3, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is posted under the “governance” link on the Company’s Internet website at http://investor.scotts.com and is available in print to any shareholder who requests it from the Corporate Secretary of the Company. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) was appointed to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and its subsidiaries, for the accounting and financial reporting processes, including the establishment and maintenance of adequate systems of disclosure controls and procedures and internal control over financial reporting for the Company, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and issuing its report thereon based on such audit, for issuing an attestation report on the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

In discharging its oversight responsibilities, the Audit Committee regularly met with management of the Company, Deloitte and the Company’s internal auditors. The Audit Committee often met with each of these groups in executive sessions. Throughout the relevant period, the Audit Committee had full access to management, and Deloitte and the internal auditors for the Company. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

•	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and the Company’s internal auditors regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an attestation report from Deloitte regarding the Company’s internal control over financial reporting;

•	reviewed the audit plan and scope of the audit with Deloitte and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (United States of America) in Rule 3200T;

•	reviewed and discussed with management and Deloitte the Company’s consolidated financial statements for the 2007 fiscal year;

•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present the consolidated results of operations and financial position of the Company and its subsidiaries;

•	received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board (United States of America) in Rule 3600T, relating to Deloitte’s independence and discussed with Deloitte its independence;

•	reviewed all audit and non-audit services performed for the Company and its subsidiaries by Deloitte and considered whether the provision of non-audit services was compatible with maintaining Deloitte’s independence from the Company and its subsidiaries; and

•	received reports from management regarding the Company’s policies, processes and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics.

Management’s Representations and Audit Committee Recommendations

Management has represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended September 30, 2007, were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte.

Based on the Audit Committee’s discussions with management and Deloitte and its review of the report of Deloitte to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors of the Company:

Stephanie M. Shern, Chair
Thomas N. Kelly Jr.
Karen G. Mills
John S. Shiely

Fees of the Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees billed by Deloitte for the 2007 fiscal year and the 2006 fiscal year were approximately $3,100,000 and $3,485,000, respectively. These amounts include fees for professional services rendered by Deloitte in connection with (1) the audit of the Company’s consolidated financial statements, (2) the audit of the effectiveness of the Company’s internal control over financial reporting and (3) the review of the Company’s unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q as well as fees for services performed in connection with consents related to SEC registration statements and reports related to statutory audits.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Deloitte for the 2007 fiscal year and the 2006 fiscal year were approximately $422,000 and $466,000, respectively. The fees under this category relate to (1) internal control review projects, (2) audits of employee benefit plans, (3) Section 404 of the Sarbanes-Oxley Act of 2002 readiness assistance and (4) due diligence services related to acquisitions.

Tax Fees

The aggregate fees for tax services rendered by Deloitte for the 2007 fiscal year and the 2006 fiscal year were approximately $245,000 and $311,000, respectively. Tax fees relate to tax compliance and advisory services and assistance with tax audits.

All Other Fees

No other services were rendered by Deloitte for the 2007 fiscal year or the 2006 fiscal year.

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

None of the services described under the headings “Audit-Related Fees,” or “Tax Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01(c)(7)(i).

The Audit Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
THE AUDIT COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent registered public accounting firm. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the independent registered public accounting firm.

The Scotts Miracle-Gro Company (together with its consolidated subsidiaries, “the Company”) recognizes that the independent registered public accounting firm possesses a unique knowledge of the Company and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth policies, guidelines and procedures to be followed by the Company when retaining the independent registered public accounting firm to perform audit and non-audit services.

Policy Statement

All services provided by the independent registered public accounting firm, both audit and non-audit, must be pre-approved by the Audit Committee or a designated member of the Audit Committee (“Designated Member”). Pre-approval may be of classes of permitted services, such as “audit services,” “merger and acquisition due diligence services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by law, the SEC, lenders, statutory requirements, regulators and others.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include financial statements of the Company.

•	Employee benefit plan audits.

•	Tax compliance and related support for any tax returns filed by the Company.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

•	Internal control reviews.

The Audit Committee may choose to establish fee thresholds for pre-approved services, for example: “merger and acquisition due diligence services with fees not to exceed $100,000 without additional pre-approval from the Audit Committee.”

The Audit Committee may delegate to a Designated Member, who must be independent as defined under the rules and listing standards of NYSE, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC Rules.

Prohibited Services

The Company may not engage the independent registered public accounting firm to provide the non-audit services described below.

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company. The independent registered public accounting firm cannot maintain or prepare the Company’s accounting records, prepare the Company’s financial statements that are filed with the SEC, or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.	Financial information systems design and implementation. The independent registered public accounting firm cannot directly or indirectly operate, or supervise the operation of, the Company’s information system, manage the Company’s local area network, or design or implement a hardware or software system that aggregates source data underlying the Company’s financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent registered public accounting firm cannot provide any appraisal service, valuation service, or any service involving a fairness opinion or contribution-in-kind report for the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

4.	Actuarial services. The independent registered public accounting firm cannot provide any actuarially-oriented advisory services involving the determination of amounts recorded in the financial statements and related accounts for the Company other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

5.	Internal audit outsourcing services. The independent registered public accounting firm cannot provide any internal audit service to the Company that relates to the Company’s internal accounting records, financial systems, or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

6.	Management functions. Neither the independent registered public accounting firm, nor any of its partners or employees, can act, temporarily or permanently, as a director, officer or employee of the Company, or perform any decision-making, supervisory or ongoing monitoring function for the Company.

7.	Human resources. The independent registered public accounting firm cannot (A) search for or seek out prospective candidates for the Company’s managerial, executive or director positions; (B) engage in psychological testing, or other formal testing or evaluation programs for the Company; (C) undertake reference checks of prospective candidates for executive or director positions with the Company; (D) act as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or (E) recommend or advise the Company to hire a specific candidate for a specific job (except that the independent registered public accounting firm may, upon request by the Company, interview candidates and advise the Company on the candidate’s competence for financial accounting, administrative or control positions).

8.	Broker-dealer, investment advisor, or investment banking services. The independent registered public accounting firm cannot act as a broker-dealer, promoter, or underwriter on behalf of the Company, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, execute a transaction to buy or sell the Company’s investment, or have custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

9.	Legal Services. The independent registered public accounting firm cannot provide any service to the Company that, under the circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10.	Expert services unrelated to the audit. The independent registered public accounting firm cannot provide an expert opinion or other expert service for the Company, or the Company’s legal representative, for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation. In any litigation or administrative proceeding or investigation, the independent registered public accounting firm may provide factual accounts, including in testimony, of work performed or explain the positions taken or conclusions reached during the performance of any service provided by the independent registered public accounting firm to the Company.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the independent registered public accounting firm to the Company and associated fees.

•	A listing of newly pre-approved services since the Audit Committee’s last regularly scheduled meeting.

•	An updated projection for the current fiscal year, presented in a manner consistent with required proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. Deloitte has served as the Company’s independent registered public accounting firm since December 17, 2004. A representative of Deloitte is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scotts LLC subleases a portion of a building to the Hagedorn Partnership at a rent of $1,437 per month plus payment for communication services. The Hagedorn Partnership provides personnel, equipment and supplies to support Scotts LLC activities at that office. Under these arrangements, during the 2007 fiscal year, Scotts LLC paid $60,000 to the Hagedorn Partnership and was paid $45,725 by the Hagedorn Partnership.

Nancy G. Mistretta, a member of the Board of Directors, is employed by Russell Reynolds Associates, a firm used by the Company and its subsidiaries for executive employment searches. Ms. Mistretta is not involved directly or indirectly in a supervisory role with the services provided for the Company’s or its subsidiaries’ accounts and has an indirect interest in the arrangements between Russell Reynolds Associates and the Company and its subsidiaries solely through her position as a member of Russell Reynolds Associates. Ms. Mistretta joined the Company’s Board of Directors on August 9, 2007. During the 2007 fiscal year, Scotts LLC paid approximately $650,000 in fees to Russell Reynolds Associates.

Policies and Procedures with Respect to Related Person Transactions

On November 8, 2007, the Board of Directors adopted a written Related Person Transaction Policy (the “Related Person Policy”) to assist the Board in reviewing and approving or ratifying transactions with persons who are deemed “related persons” for purposes of Item 404(a) of SEC Regulation S-K (collectively, “related persons”) and to assist the Company in the preparation of related person transaction disclosures required by the SEC. The Related Person Policy supplements the Company’s other policies that may apply to transactions with related persons, such as the Board of Directors’ Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics. Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) the Company or one of its subsidiaries is a participant and (iii) any related person has or will have a direct or indirect interest, is within the scope of the Related Person Policy.

The Company’s directors and executive officers are required to provide prompt and detailed notice of any purported Related Person Transaction (as defined in the Policy) to the Chair of the Governance and Nominating Committee for analysis, to determine whether the particular transaction constitutes a Related Person Transaction requiring compliance with the Related Person Policy. The analysis and recommendation are then presented to the Governance and Nominating Committee for consideration at its next regular meeting. If advance approval of a Related Person Transaction by the Governance and Nominating Committee is not feasible, then the Related Person Transaction is to be considered, and if the Governance and Nominating Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In addition, the Chair of the Governance and Nominating Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction in which the aggregate amount expected to be involved is less than $1 million.

In reviewing Related Person Transactions for approval or ratification, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

No director may participate in the discussion or approval of any Related Person Transaction in which such director has a direct or indirect interest, other than to provide material information about the Related Person Transaction to the Governance and Nominating Committee.

The Governance and Nominating Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or in not inconsistent with, the Company’s best interests and the best interests of the Company’s shareholders. If a Related Person Transaction is ongoing, the Governance and Nominating Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Further, on at least an annual basis, the Governance and Nominating Committee will review and assess each ongoing Related Person Transaction to ensure that such Related Person Transaction remains appropriate and any established guidelines for the Related Person Transaction are being compiled with.

The following transactions have been deemed to be pre-approved for purposes of the Related Person Policy:

•	ordinary course transactions not exceeding $100,000;

•	executive officer compensation arrangements approved by the Company’s Compensation and Organization Committee;

•	director compensation arrangements approved by the Board of Directors;

•	transactions with other companies where the related person’s interest is solely as an non-executive officer employee, director or less than 10% owner, if the aggregate amount is less than $1 million or 2% of the other company’s total annual revenues;

•	charitable contributions where the related person’s only relationship is as an employee or director, if the aggregate amount is less than $1 million or 2% of the charitable organization’s total annual receipts;

•	transactions where all shareholders receive a proportional benefit (e.g. dividends);

•	transactions involving competitive bids;

•	regulated transactions; and

•	certain banking-related services.

The Governance and Nominating Committee reviewed each of the Related Person Transactions discussed above, and after considering all of their relevant facts and circumstances, ratified them for the 2007 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons beneficially holding more than 10 percent of the Company’s outstanding common shares, to file statements reporting their initial beneficial ownership of common shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of (a) Section 16(a) statements filed on behalf of these persons for their transactions during the Company’s 2007 fiscal year and (b) representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during the Company’s 2007 fiscal year, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10 percent of the Company’s outstanding common shares were complied with during the Company’s 2007 fiscal year, except that Christopher L. Nagel, the former Executive Vice President, North America Consumer Business of the Company, filed late the Form 4 reporting the grant to him on October 1, 2006 of shares of restricted stock.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company no later than August 22, 2008, to be eligible for inclusion in the Company’s form of proxy, notice of meeting and proxy statement relating to the 2009 Annual Meeting. The Company will not be required to include in its form of proxy, notice of meeting or proxy statement a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2009 Annual Meeting of Shareholders without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Corporate Secretary of the Company by November 5, 2008, or if the Company meets other requirements of the applicable SEC Rules, the proxies solicited by the Board of Directors for use at the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the 2009 Annual Meeting of Shareholders.

In each case, written notice must be given to the Company’s Corporate Secretary, at the following address: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.

The Company’s 2009 Annual Meeting of Shareholders is currently scheduled to be held on January 29, 2009.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for the 2007 fiscal year are included in the Company’s 2007 Annual Report which is being delivered with this Proxy Statement. Additional copies of the Company’s 2007 Annual Report and the Company’s Annual Report on Form 10-K for the 2007 fiscal year (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company’s Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Company’s Form 10-K for the 2007 fiscal year is also available on the Company’s Internet website located at http://investor.scotts.com and is on file with the SEC, Washington, D.C. 20549.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save the Company expense by consenting to receive all future proxy statements, forms of proxy, and annual reports and, when appropriate, Notices of Internet Availability of Proxy Materials, electronically via e-mail or the Internet. To sign up for electronic delivery, please access the website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless you revoke it by accessing the website www.proxyvote.com. Please enter your current PIN, select “Cancel my Enrollment,” and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your Enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your Enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your Enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may at any time reactivate your enrollment. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Only one copy of the Company’s Proxy Statement for the 2008 Annual Meeting and one copy of the Company’s 2007 Annual Report are being delivered to multiple registered shareholders who share an address unless the Company has received contrary instructions from one or more of the registered shareholders. A separate form of proxy is being included for each account at the shared address. The Company will promptly deliver, upon written or oral request, a separate copy of each of these documents to a registered shareholder at a shared address to which a single copy of the documents was delivered. A registered shareholder at a shared address may contact the Company by mail addressed to The Scotts Miracle-Gro Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011 to (A) request additional copies of the Company’s Proxy Statement for the 2008 Annual Meeting and the Company’s 2007 Annual Report, (B) notify the Company that such registered shareholder wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future or (C) request delivery of a single copy of annual reports, proxy statements or Notices of Internet Availability of Proxy Materials in the future if registered shareholders at the shared address are currently receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own common shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Company’s Proxy Statement for the 2008 Annual Meeting or the Company’s 2007 Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

By Order of the Board of Directors,

James Hagedorn
President, Chief Executive Officer
and Chairman of the Board

The Scotts Miracle-Gro Company

2008 Annual Meeting of Shareholders

The Berger Learning Center
14111 Scottslawn Road
Marysville, Ohio 43041
Telephone: 937-644-0011
Fax: 937-644-7568

January 31, 2008 at 10:00 A.M., Eastern Time

Directions

From Port Columbus to The Scotts Miracle-Gro Company World Headquarters, The Berger Learning Center:

Leaving Port Columbus, follow signs to I-270 North. Take I-270 around the city to Dublin. Exit Route 33 to Marysville (northwest) and continue approximately 15 miles.

Take the Scottslawn Road exit. Make a left and cross over highway. The Scotts Miracle-Gro Company World Headquarters — Horace Hagedorn Building is the first left. Follow signs for entry into The Berger Learning Center.

THE SCOTTS MIRACLE-GRO COMPANY 14111 SCOTTSLAWN ROAD MARYSVILLE, OH 43041
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on January 30, 2008. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by The Scotts Miracle-Gro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on January 30, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Scotts Miracle-Gro Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	THSCO1	KEEP THIS PORTION FOR YOUR RECORDS
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	THE SCOTTS MIRACLE-GRO COMPANY

	Vote on Directors

	(Your Board recommends that you vote for all nominees)	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
1.	Election of four directors, each for a term of three years to expire at the 2011 Annual Meeting of Shareholders:
	Nominees: 01) James Hagedorn 02) Karen G. Mills 03) Nancy G. Mistretta 04) Stephanie M. Shern	0	0	0

The undersigned shareholder(s) authorize the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement.

Please sign exactly as your name is stenciled hereon.
Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If shareholder is a corporation, please sign the full corporate name by authorized officer. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s name. Joint Owners must each sign individually. (Please note any change of address on this proxy card).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE SCOTTS MIRACLE-GRO COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 31, 2008
The holder(s) of common shares of The Scotts Miracle-Gro Company (the “Company”), identified on this proxy card hereby appoints James Hagedorn and Vincent C. Brockman, and each of them, the proxies of the shareholder(s), with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 31, 2008, at 10:00 a.m., Eastern Time, and any adjournment or postponement, and to vote all of the common shares which the shareholder(s) is/are entitled to vote at such Annual Meeting or any adjournment or postponement.
Where a choice is indicated, the common shares represented by this proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy will be voted “FOR” the election of the nominees listed in Proposal Number 1 as directors of the Company. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the common shares represented by this proxy will be voted in the discretion of the individuals designated to vote this proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.
If common shares are allocated to the account of a shareholder under The Scotts Company LLC Retirement Savings Plan (the “RSP”), then the shareholder hereby directs the Trustee of the RSP to vote all common shares of the Company allocated to such account under the RSP in accordance with the instructions given herein, at the Company’s Annual Meeting and at any adjournment or postponement, on the matter set forth on the reverse side. If no instructions are given, the proxy will not be voted by the Trustee of the RSP.
The shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement for the January 31, 2008 Annual Meeting, and the Company’s 2007 Annual Report. Any proxy heretofore given to vote the common shares which the shareholder(s) is/are entitled to vote at the Annual Meeting is hereby revoked.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SCOTTS MIRACLE-GRO COMPANY.
(This proxy card continues and must be signed and dated on the reverse side.)